SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LANDACORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
COMMON STOCK, $0.001 PAR VALUE PER SHARE (“LANDACORP COMMON STOCK”)
2)	Aggregate number of securities to which transaction applies:
16,175,458 SHARES OF LANDACORP COMMON STOCK
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

THE AMOUNT ON WHICH THE FILING FEE OF $7,418.18 WAS CALCULATED WAS DETERMINED PURSUANT TO SECTION 14(g) OF THE EXCHANGE ACT. THE FILING FEE IS CALCULATED AS $126.70 PER $1,000,000.00 OF MERGER CONSIDERATION, BASED ON (I) $3.09, THE NEGOTIATED CONSIDERATION FOR LANDACORP COMMON STOCK MULTIPLIED BY (II) 18,947,942, THE NUMBER OF SHARES OF LANDACORP COMMON STOCK ISSUED AND OUTSTANDING AS OF THE DATE HEREOF (ASSUMING THE EXERCISE OF 2,772,484 OUTSTANDING VESTED IN-THE-MONEY OPTIONS).

4)	Proposed maximum aggregate value of transaction:
$58,549,140.78
5)	Total fee paid:
$7,418.18

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[LANDACORP LOGO]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

March ___, 2004

Dear Landacorp, Inc. Stockholder,

     As you may know, on March 1, 2004, we entered into an Agreement and Plan of Merger by and among Landacorp, Inc., SHPS Holdings, Inc. and its wholly owned subsidiary, Sonic Acquisition Corp. If the merger contemplated by the Agreement and Plan of Merger is completed, Landacorp will become a direct subsidiary of SHPS, and each of your shares of Landacorp common stock will be converted into the right to receive $3.09 in cash.

     The merger cannot be completed unless the stockholders of Landacorp approve it. We have scheduled a special meeting to vote on the merger. The meeting will be held on __________, __________, 2004 at 10:00 a.m., local time, at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319.

     After careful consideration, your board of directors has unanimously determined that the consideration to be received in the merger is fair to, and in the best interests of, Landacorp’s stockholders. The board of directors has unanimously approved the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and recommends that you vote for approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. Certain stockholders or beneficial owners of our common stock, which includes certain members of our board of directors and stockholders affiliated with them, have entered into a voting agreement in which they have agreed to vote shares held by them, which represent approximately 40.7% of the shares entitled to vote, in favor of adopting the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     This proxy statement provides you with detailed information about the proposed merger and the Agreement and Plan of Merger. We encourage you to read this entire document carefully.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted for the approval and the adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. Your failure to return your proxy card will be considered a vote against the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     The board of directors and management of Landacorp appreciate your continuing interest and support of our company, and we hope you will support this exciting transaction.

Sincerely,

Mark Rapoport

Chief Operating Officer and Chief Financial Officer

LANDACORP, INC.
4151 ASHFORD DUNWOODY ROAD
SUITE 505
ATLANTA, GEORGIA 30319

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD __________, 2004

     Landacorp, Inc., a Delaware corporation, will hold a special meeting of its stockholders on __________, __________, 2004 at 10:00 a.m., local time, at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319 for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the merger, the Agreement and Plan of Merger, dated March 1, 2004, by and among Landacorp, SHPS Holdings, Inc., a Delaware corporation, and Sonic Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SHPS, and the transactions contemplated thereby.

2.	To consider and act on other matters incident to the conduct of the meeting.

     Landacorp has fixed the close of business on __________, __________, 2004 as the record date for determination of the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder at Landacorp’s executive offices between __________, __________, 2004 and the date of the special meeting.

     After careful consideration, your board of directors has unanimously determined that the consideration to be received in the merger is fair to, and in the best interests of, Landacorp’s stockholders. The board of directors has unanimously approved the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and recommends that you vote for approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     The accompanying proxy statement describes the merger, the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger in greater detail. We urge you to read it carefully. If you have any questions about the merger, please contact me, Mark Rapoport, Chief Operating Officer and Chief Financial Officer of Landacorp. I can be reached at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319, and my telephone number is (404) 531-9956.

By order of the board of directors,

Mark Rapoport, Chief Operating Officer
and Chief Financial Officer

     Whether or not you intend to be present at the special meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. Sending a proxy card will not affect your right to vote in person if you attend the special meeting and revoke the proxy before the vote.

     The merger, the Agreement and Plan of Merger and the transactions contemplated thereby must be approved and adopted by the holders of a majority of the outstanding shares of Landacorp common stock. Your vote is very important. We urge you to review the enclosed materials and return your proxy card promptly. The Landacorp board of directors unanimously recommends that the stockholders vote for the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     If you do not vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and comply with the requirements of Delaware law, you will have the right to dissent and receive the fair market value of your Landacorp shares, which may be less than or more than the merger consideration per share. For a more complete discussion of these rights, see “Rights of Dissenting Stockholders” on page 35 of this proxy statement.

LANDACORP, INC.

[LANDACORP LOGO]

PROXY STATEMENT

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

     The boards of directors of Landacorp, Inc., a Delaware corporation, SHPS Holdings, Inc., a Delaware corporation, and Sonic Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SHPS, have approved, and the parties have entered into, an Agreement and Plan of Merger, dated March 1, 2004, under which Landacorp will become a wholly owned subsidiary of SHPS. In the merger, each issued and outstanding share of Landacorp common stock (other than shares as to which holders have properly exercised dissenter’s rights) will be converted into the right to receive $3.09 in cash, without interest. After the merger, Landacorp stockholders will no longer have an interest in Landacorp.

     This proxy statement is being sent to the stockholders of Landacorp in connection with the solicitation of proxies by the Landacorp board of directors for use at a special meeting of Landacorp stockholders to be held on __________, __________, 2004, to consider and vote upon the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     After careful consideration, the Landacorp board of directors has determined that the merger is fair to, and in the best interests of, Landacorp’s stockholders and unanimously recommends that its stockholders vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     The affirmative vote of holders of at least a majority of all of the shares of Landacorp common stock outstanding as of the record date is required to approve and adopt the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. Certain members of our board of directors and stockholders affiliated with them have entered into a voting agreement with SHPS and Sonic Acquisition Corp. In the voting agreement, these parties have agreed, among other things, to vote shares of Landacorp common stock held by them, which represent approximately 40.7% of the shares entitled to vote, in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     All shares of Landacorp common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, proxies will be voted FOR the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and in the discretion of the persons named in the proxy with respect to other matters as may properly come before the special meeting. A Landacorp stockholder may revoke his, her or its proxy at any time prior to its use by delivering to Landacorp’s secretary a signed notice of revocation or a later-dated and signed proxy.

     The board of directors of Landacorp does not know of any additional matters that will be presented for consideration at the special meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the covered shares of Landacorp common stock on other business, if any, that may properly come before the special meeting.

     This proxy statement and the accompanying form of proxy are first being mailed to Landacorp stockholders on or about __________, 2004.

The date of this proxy statement is __________, 2004.

(continued)

SUMMARY

     The following summary is intended only to highlight information contained in this proxy statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this proxy statement and the annexes referred to in this proxy statement. We urge you to read this entire proxy statement, and its annexes, carefully.

The Companies

Landacorp, Inc.
4151 Ashford Dunwoody Road, Suite 505
Atlanta, Georgia 30319

     Landacorp provides population health management solutions to healthcare payer and delivery organizations. Landacorp’s innovative predictive modeling and chronic condition management programs work together with its Internet-and Windows®-based medical management software to deliver comprehensive solutions that can help its clients better manage their at-risk patient populations. Landacorp’s care management solutions — its predictive modeling and chronic condition management capabilities — help health plans and other payers identify and intervene with members who have health conditions like asthma, diabetes and heart disease and are at risk for potentially high predicted expenditure outcomes associated with their condition. Landacorp’s medical management software solutions help healthcare payers, and hospitals and healthcare delivery systems manage the cost and care of their patients by documenting treatment, ensuring that clinical guidelines and government compliance requirements are met, and by automating the workflow and processes surrounding care coordination activities. Landacorp’s products and services comprise a unique set of capabilities that support its customers across the continuum of patient care.

SHPS Holdings, Inc.
11405 Bluegrass Parkway
Louisville, KY 40299

     SHPS Holdings, Inc. is the controlling stockholder of SHPS, Inc., and the sole stockholder of Sonic Acquisition Corp. SHPS, Inc. is a technology-based outsourcing provider that manages the administrative, clinical and financial aspects of benefits and healthcare delivery. SHPS, Inc. has built a platform of products and services to provide human resource and benefits administration, total population health management and business support services to support companies’ health and welfare benefits needs on an end-to-end basis. These services provide mid-size to large private and public sector enterprises and health plans a single source for outsourcing all or parts of their health and welfare benefits programs.

     The Special Meeting (See page 11)

     At the Landacorp special meeting, holders of Landacorp common stock will consider and vote on the proposal to approve and adopt the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. The Landacorp special meeting is scheduled to be held at 10:00 a.m., local time, on __________, __________, 2004, at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319.

     Record Date and Vote Required (See page 11)

     The record date for the Landacorp special meeting is __________, __________, 2004, and only stockholders of record as of that date are entitled to vote at the meeting. The merger, the Agreement and Plan of Merger and the transactions contemplated thereby will be approved and adopted if a majority of the outstanding shares of Landacorp common stock vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. Greylock IX Limited Partnership, Sequoia 1997 LLC, SQP 1997, Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia International Partners, Jerome Grossman, Thomas Stephenson, Eugene Santa Cattarina, Bryan Lang, Clermont Charitable Trust and Brandon Raines, which group includes certain members of our board of directors and stockholders affiliated with them, have entered into a voting agreement with SHPS and Sonic Acquisition Corp. In the voting agreement, these parties have agreed, among other things, to vote shares of Landacorp common stock held by them, which represent approximately 40.7% of the shares entitled to vote, in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     The Agreement and Plan of Merger (See page 23)

     The Agreement and Plan of Merger is attached to this document as Annex A. Please read the Agreement and Plan of Merger in its entirety. It is the legal document that governs your rights in connection with the merger.

     Merger Consideration (See page 24)

     In the merger, each issued and outstanding share of Landacorp common stock (other than shares as to which holders have properly exercised dissenters’ rights) will be converted into the right to receive $3.09 in cash, without interest. Under the terms of the Agreement and Plan of Merger, all unvested options to purchase Landacorp common stock will become exercisable for shares of Landacorp common stock on an accelerated basis upon receipt of notice from Landacorp at least 20 days prior to the consummation of the merger. All holders of such options who exercise prior to the consummation of the merger will receive cash in the amount of $3.09 per share of their Landacorp common stock. Each option granted under Landacorp’s Lang and Associates, Inc. Incentive Stock Option Plan and 1995 Incentive Stock Option Plan that is not exercised prior to the consummation of the merger will be converted into an option to purchase 0.2472 shares of SHPS, Inc. common stock or common units of SHPS Holdings, LLC, as determined in the sole discretion of SHPS. Options granted under Landacorp’s Capitated Disease Management Services, Inc. Stock Compensation Program or 1998 Equity Incentive Plan that are not exercised prior to the consummation of the merger will be terminated. After the merger, Landacorp stockholders will no longer have an interest in Landacorp and will not own any interest in SHPS.

     Stock Price (See page 9)

     The closing bid price for Landacorp’s common stock on February 27, 2004, the last trading day before announcement of the execution of the Agreement and Plan of Merger, was $3.00, or 97.1% of the merger consideration of $3.09 per share.

     Recommendation of the Board of Directors of Landacorp (See page 15)

     The Landacorp board of directors has unanimously approved the merger, the Agreement and Plan of Merger and the transactions contemplated thereby on the terms and conditions set forth in the Agreement and Plan of Merger and unanimously recommends that the stockholders of Landacorp vote “for” the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     Reasons for the Merger (See page 14)

     In reaching its decision to approve the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, Landacorp’s board of directors considered a number of factors, including, among others:

•	the financial terms of the merger, including the merger consideration to be paid for the shares of Landacorp common stock;

•	the business, financial condition, results of operations, current business strategy and future prospects of Landacorp, the nature of the markets in which Landacorp operates and its position in such markets;

•	the historical market prices and recent trading activity of Landacorp common stock;

•	management’s view of the prospects for Landacorp’s business;

•	the opinion of Landacorp’s financial advisor, Covington Associates LLC;

•	the results of extensive discussions between Landacorp management and prospective parties to a business combination with Landacorp;

•	the fact that the merger consideration consisted entirely of cash and that the Agreement and Plan of Merger contained no financing contingency; and

•	the fact that the merger consideration and the terms and conditions of the Agreement and Plan of Merger were the result of arm’s-length negotiations between Landacorp and SHPS.

     Opinion of Covington Associates LLC (See page 15)

     At a meeting of Landacorp’s board of directors held on February 25, 2004, representatives of Covington Associates LLC provided the board of directors with an analysis of Covington Associates LLC’s opinion that, based on and subject to the various assumptions and limitations presented, including an assumed range of cash merger consideration per share of Landacorp common stock to be received by Landacorp’s stockholders that included a price of $3.09 per share, the merger is fair to Landacorp’s stockholders, from a financial point of view. On February 29, 2004, Covington Associates LLC confirmed its analysis and such opinion to Landacorp’s board of directors, and delivered its written opinion dated such date that, based upon and subject to the various assumptions and limitations set forth therein, the $3.09 per share in cash to be received by the holders of Landacorp common stock pursuant to the merger was fair to them from a financial point of view. The full text of the written opinion of Covington Associates LLC, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Landacorp’s stockholders should read the opinion carefully and in its entirety. Covington Associates LLC provided its opinion for the information and assistance of Landacorp’s board of directors in connection with its consideration of the transaction contemplated by the Agreement and Plan of Merger. Covington Associates LLC’s opinion is not a recommendation as to how any holder of Landacorp’s common stock should vote with respect to such transaction.

     Conditions to the Merger (See page 29)

     The completion of the merger depends upon a number of conditions being satisfied, including the following:

•	the stockholders of Landacorp shall have approved and adopted the merger, the Agreement and Plan of Merger and the transactions contemplated thereby at the special meeting;

•	there shall not have been enacted, promulgated or issued any law which prohibits the consummation of the merger and there shall be no order or injunction of a governmental entity in effect prohibiting the consummation of the merger; and

•	there shall have been obtained all required consents, approvals, waivers and authorizations from governmental entities, and all waiting periods required by governmental entities (including under the Hart-Scott-Rodino Antitrust Improvements Act) shall have expired.

     Furthermore, SHPS will not be obligated to complete the merger unless:

•	the representations and warranties of Landacorp contained in the Agreement and Plan of Merger shall be true and correct as though made on and as of the date of the closing of the merger, except where the failure of such representation and warranty to be true and correct would not reasonably be expected to have a material adverse effect;

•	Landacorp shall have performed or complied in all material respects with all agreements, covenants and conditions contained in the Agreement and Plan of Merger required to be performed or complied with by Landacorp;

•	no event shall have occurred since the date of the Agreement and Plan of Merger which has had or would reasonably be expected to have a material adverse effect on Landacorp;

•	Landacorp shall have obtained consents, approvals, waivers and authorizations from third parties which, if not obtained, would reasonably be likely to have a material adverse effect on Landacorp, and, in addition, Landacorp shall have obtained the consents, approvals, waivers and authorizations required in connection with the merger under customer contracts representing aggregate revenue for the year ended December 31, 2003 of at least $1,650,000;

•	no action shall have been taken, or law or order of a governmental entity in effect, that imposes a condition or restricts SHPS or Sonic Acquisition Corp. that would reasonably be expected to have a material adverse effect on SHPS or its subsidiaries after the consummation of the merger; and

•	the number of dissenting shares shall constitute no greater than 10% of the total number of Landacorp shares outstanding at the time of the merger.

     The obligation of SHPS to complete the merger is not subject to a financing condition or any additional corporate proceedings by SHPS, such as approval of its stockholders.

     Finally, Landacorp will not be obligated to complete the merger unless:

•	the representations and warranties of SHPS and Sonic Acquisition Corp. contained in the Agreement and Plan of Merger, to the extent qualified by materiality or material adverse effect, shall be true and, to the extent not qualified by materiality or material adverse effect, shall be true in all material respects, in each case when made and on and as of the date of the closing of the merger as though made on and as of the date of the closing of the merger (except for representations and warranties made as of a specified date, which shall be true, or true in all material respects, as of such specified date); and

•	SHPS and Sonic Acquisition Corp. shall have performed or complied in all material respects with all agreements and conditions contained in the Agreement and Plan of Merger required to be performed or complied with by them.

     Termination (See page 32)

     The Agreement and Plan of Merger can, under certain circumstances, be terminated and abandoned by Landacorp and SHPS, or by either of them independently. In the event that SHPS terminates the Agreement and Plan of Merger as a result of a breach of a covenant or a willful breach of a representation or warranty by Landacorp or a breach of the voting agreement followed by a “no” vote on the merger by the breaching party, Landacorp will be required to pay SHPS a termination fee of up to $2,000,000. In the event SHPS terminates the Agreement and Plan of Merger in connection with a breach of a representation and warranty by Landacorp that is not willful, Landacorp will be required to pay up to $700,000 of SHPS’s expenses incurred in connection with the merger and the Agreement and Plan of Merger.

     Interests of Certain Persons in the Merger (See page 21)

     In considering the recommendation and approval of the Landacorp board of directors of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, Landacorp stockholders should be aware that members of the management and the Landacorp board of directors have particular interests in the merger that may be different from, or in addition to, the interests of Landacorp stockholders generally. In particular, all directors and executive officers hold unvested stock options that will vest on an accelerated basis upon the merger and certain executive officers will receive severance benefits as a result of the merger.

     Material U.S. Federal Income Tax Consequences of the Merger to Landacorp Stockholders (See page 22)

     The receipt of cash for shares of Landacorp common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, each Landacorp stockholder who surrenders shares of Landacorp common stock for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s adjusted tax basis in the shares surrendered. Because individual circumstances may differ, we urge you to consult your tax advisor with respect to the particular tax consequences of the merger to you. For additional information regarding material U.S. federal income tax consequences of the merger to Landacorp stockholders, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Landacorp Stockholders.”

     Voting Agreement (See page 34)

     Greylock IX Limited Partnership, Sequoia 1997 LLC, SQP 1997, Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia International Partners, Thomas Stephenson, Jerome Grossman, Eugene Santa Cattarina, Bryan Lang, Clermont Charitable Trust and Brandon Raines, entered into a voting agreement with SHPS and Sonic Acquisition Corp. These parties have agreed to vote shares of Landacorp common stock held by them, which represent approximately 40.7% of the shares entitled to vote, in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. The voting agreement is attached to this document as Annex B. Please read the voting agreement in its entirety.

     Regulatory Approvals (See page 38)

     Before Landacorp and SHPS may complete the merger, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must have expired. Landacorp and SHPS have filed notification reports with the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act, and expect the applicable waiting period under such Act to expire on or about April 12, 2004, unless the Federal Trade Commission requests additional information.

     Rights of Dissenting Stockholders (See page 35)

     Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex D, grants appraisal rights to Landacorp stockholders. Please read these provisions of Delaware law in their entirety. Under Delaware law, Landacorp stockholders who follow the appropriate procedures and who do not vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby will be entitled to receive payment of the fair value of their shares of Landacorp common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Why am I receiving this proxy statement and proxy card?

     You are receiving a proxy statement and proxy card because you own shares of common stock of Landacorp, Inc. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Why is the board of directors recommending approval and adoption of the merger?

     The board of directors considered several factors, including current economic conditions, competitive conditions for Landacorp’s products, recent developments with respect to customer cancellations, conditions in the stock market and the opinion of Covington Associates LLC as to the fairness, from a financial point of view, of the cash consideration to be received by our common stockholders, and determined that the Agreement and Plan of Merger and the transactions contemplated thereby are fair to and in the best interests of our stockholders. The board of directors therefore recommends that you vote “FOR” approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

What am I voting on?

     You are being asked to consider and vote to approve and adopt the merger, the Agreement and Plan of Merger we entered into with SHPS Holdings, Inc. and Sonic Acquisition Corp. to combine the companies, and the transactions contemplated thereby. As a result of the merger, Sonic Acquisition Corp. will be merged with and into Landacorp, SHPS will own all of our capital stock and our common stock will no longer be traded on The Nasdaq Stock Market’s Smallcap Market or registered under the Securities Exchange Act of 1934, as amended.

What will I receive for my shares of Landacorp common stock if the merger is completed?

     You will receive $3.09 in cash, without interest, for each share of Landacorp common stock that you own immediately before the merger.

When will I receive the cash consideration?

     Following the merger, you will receive written instructions for surrendering your Landacorp stock certificates. You will receive the cash consideration upon surrender of the certificates in accordance with those instructions.

What will I receive for my stock options if the merger is completed?

     Under the terms of the Agreement and Plan of Merger, all unvested options to purchase Landacorp common stock will become exercisable for shares of Landacorp common stock on an accelerated basis, and all holders of such options who exercise prior to the consummation of the merger will receive cash in the amount of $3.09 per share of their Landacorp common stock.

     Each option granted under Landacorp’s Capitated Disease Management Services, Inc. Stock Compensation Program and 1998 Equity Incentive Plan that is outstanding and remains unexercised at the time of the consummation of the merger will be terminated.

     Each option granted under Landacorp’s Lang and Associates, Inc. Incentive Stock Option Plan and 1995 Incentive Stock Option Plan that is outstanding and remains unexercised at the time of consummation of the merger will be converted into an option to purchase either 0.2472 shares of SHPS, Inc. common stock or common units of SHPS Holdings, LLC, as determined in the sole discretion of SHPS.

What vote is required to approve the merger?

     For the merger to occur, the merger, the Agreement and Plan of Merger and the transactions contemplated thereby must be approved and adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. A failure to vote or to provide your broker with instructions on how to vote, or a vote to abstain will have the same effect as a vote “AGAINST” the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. As a condition to the signing of the Agreement and Plan of Merger, SHPS required certain Landacorp stockholders to agree to vote, shares of Landacorp common stock held by them, which represent approximately 40.7% of the shares entitled to vote in favor of approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

When do you expect the merger to be completed?

     Assuming we obtain stockholder approval and adoption, we plan to complete the merger as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, that are described in this proxy statement. We expect these conditions will be satisfied so that the merger may be completed in the second quarter of 2004, but we cannot guarantee when or if the merger will be completed.

What are the U.S. federal income tax consequences of the merger?

     Your receipt of cash in exchange for your shares of our capital stock, either in the merger or on exercise of dissenters’ rights, will be a taxable transaction to you. Assuming you hold your shares as a capital asset, you will recognize a capital gain or loss equal to the difference, if any, between the cash you receive and your adjusted basis in your shares. Because individual circumstances may differ, we urge you to consult your own tax advisors to determine the tax consequences of the merger particular to you.

Does SHPS have the financial resources to pay for the common stock?

     SHPS has advised Landacorp that it has or has access to financial resources to fund the net cash consideration to be paid to the holders of Landacorp common stock in the merger. There is no financing condition to the consummation of the merger. SHPS intends to finance the transaction through a combination of existing and future credit facilities, cash on hand at Landacorp and available cash balances. SHPS’s additional financing resources include, without limitation, resources available through its principal shareholders, affiliates of Welsh, Carson, Anderson & Stowe, a New York-based private equity firm.

What can I do if I am not satisfied with the payment I will receive for my shares?

     Under Delaware law, if you are not satisfied with the amount you are receiving in the merger, you have the right to have the value of your shares judicially determined. Any consideration that you receive for your shares of capital stock in such a judicial valuation could be more or less than you would have received in the merger. To exercise your appraisal rights, you must follow certain procedures under Delaware law. If you do not follow these procedures exactly, you will lose your appraisal rights.

How do I vote?

     After carefully reading and considering the information contained in this proxy statement, you may cast your vote in one of the following ways:

•	by completing the accompanying proxy card and returning it in the enclosed envelope; or

•	by appearing and voting in person at the special meeting.

     If your shares are held in “street name,” which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

May I change my vote?

     You may change your vote by following any of these procedures. If you are a stockholder “of record,” meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must do one of the following before the vote is taken at the special meeting:

•	send written notice revoking your proxy to Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, Minnesota 55164-0873; or

•	sign and return another proxy with a later date.

     If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in another name (for example, in “street name”), you must follow the procedures required by the holder of record, which is usually a brokerage firm, bank or other financial institution, to revoke a proxy. You should contact the holder of record directly for more information on these procedures. In any event, you may not change your vote or revoke your proxy after the vote is taken at the special meeting.

How do I vote in person?

     If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on __________, 2004, the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting, in order to be admitted to the special meeting. In addition, if you want to vote your shares that are held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

Should I send in my stock certificates now?

     No. You should not send us your stock certificates before the merger. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Who can help answer my questions about the transactions?

     If you have additional questions about these transactions, you should contact Mark Rapoport, our Chief Operating Officer and Chief Financial Officer, at (404) 531-9956.

HISTORICAL PRICES OF LANDACORP COMMON STOCK

     Landacorp’s common stock was originally listed on the Nasdaq Stock Market’s National Market and is currently listed on the Nasdaq Stock Market’s Smallcap Market under the symbol “LCOR.” The table below sets forth for each of the calendar quarters indicated, the high and low closing bid prices for the periods indicated as reported by the Nasdaq Stock Market’s Smallcap Market and Nasdaq Stock Market’s National Market.

		Fiscal Quarter
		1st	2nd	3rd	4th
Bid Quotation:
2003	High	$1.41	$2.45	$2.19	$4.10
	Low	$0.45	$1.24	$1.48	$1.85
2002	High	$1.60	$1.28	$1.01	$0.45
	Low	$1.04	$0.95	$0.21	$0.20
2001	High	$4.00	$1.99	$1.80	$1.69
	Low	$1.78	$1.17	$0.90	$0.42
2000	High (1)	$16.25	$8.75	$4.62	$3.03
	Low (1)	$9.94	$3.38	$2.00	$1.50

(1)	Commencing February 9, 2000.

     The closing bid price of Landacorp common stock was $3.00 on February 27, 2004, the last trading day before the public announcement of the execution of the Agreement and Plan of Merger, and was $________ on __________, 2004, the last trading day before the date of this proxy statement, in each case as reported by the Nasdaq Stock Market’s Smallcap Market.

     As of __________, 2004, there were __________ record holders of Landacorp common stock and __________ shares of Landacorp common stock issued and outstanding.

BUSINESS OF LANDACORP

Where You Can Find More Information About Landacorp

     Landacorp (File No. 000-29377) files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Landacorp at the Securities and Exchange Commission’s public reference room, at 450 Fifth Street, N.W., Washington, D.C., as well as at public reference rooms in New York, New York, and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. Landacorp’s filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov, or can be accessed through the Landacorp web site at http://www.landacorp.com.

     Landacorp has not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this proxy statement. Landacorp has supplied all information contained in this proxy statement relating to Landacorp, and SHPS has supplied all such information relating to SHPS or Sonic Acquisition Corp. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement contains forward-looking statements. Our statements regarding the anticipated completion of the merger in the second quarter of 2004 are examples of forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these statements on our expectations and projections about future events, which Landacorp derives from the information currently available to us. Forward-looking statements relate to future events or our future performance.

     You can distinguish forward-looking statements from those that are historical in nature because forward-looking statements often use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms.

     Actual results may differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For example, our statements regarding the anticipated completion of the merger in the second quarter of 2004 are subject to risks that the merger will not close during such time frame, or at all, due to the failure of a condition or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

THE SPECIAL MEETING

General

     We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Landacorp board of directors for use at a special meeting of Landacorp stockholders. This proxy statement, the attached notice of special meeting of stockholders and the enclosed form of proxy card are first being mailed to stockholders of Landacorp on or about __________, 2004.

Matters to be Considered at the Special Meeting

     At the special meeting, holders of Landacorp common stock will consider and vote on the proposal to approve and adopt the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. A copy of the Agreement and Plan of Merger is attached as Annex A to this proxy statement and is incorporated herein by reference.

     We know of no other matters to be brought before the special meeting. However, if any other matters are properly presented for action at the special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed proxy card will have the discretion, unless otherwise noted on any proxy form, to vote on those matters, subject to applicable law. No proxy card that is voted against the merger, the Agreement and Plan of Merger and the transactions contemplated thereby will be voted in favor of any adjournment or postponement.

     After careful consideration, the Landacorp board of directors has unanimously determined that the merger, the Agreement and Plan of Merger and the transactions contemplated thereby are fair to, and in the best interests of, Landacorp’s stockholders. The Landacorp board of directors has unanimously approved the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and unanimously recommends that holders of Landacorp common stock vote to approve and adopt the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

Date, Time and Place

     The Landacorp special meeting is scheduled to be held at 10:00 a.m., local time, on __________, __________, 2004, at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319.

     Please complete the enclosed proxy card and send it to the following address, so that Landacorp receives it no later than __________, 2004:

Wells Fargo Shareowner Services
P.O. Box 64873
St. Paul, Minnesota 55164-0873

Record Date; Vote Required

     The Landacorp board of directors has fixed the close of business on __________, __________, 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting. On that date, Landacorp had __________ shares of common stock outstanding. The holders of these shares will be entitled to one vote per share on the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. The merger, the Agreement and Plan of Merger and the transactions contemplated thereby will be approved and adopted if a majority of the outstanding shares of common stock vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

     Proxies marked “Abstain” will not be voted at the special meeting. In addition, under National Association of Securities Dealers, Inc. rules, your broker cannot vote Landacorp common shares held in your broker’s name without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares; otherwise your shares will result in a “broker non-vote.” Abstentions and broker non-votes will have the same effect as votes against approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. Accordingly, Landacorp’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

Quorum and Adjournment

     The presence in person or by properly executed proxy of the holders of a majority of Landacorp’s common stock outstanding and entitled to vote at the stockholders meeting is necessary to constitute a quorum. We will count abstentions and broker non-votes as present for purposes of determining if a quorum is present. If a quorum is not present, the stockholders’ meeting may be adjourned from time to time until a quorum is obtained.

Revocation of Proxies

     Shares of Landacorp common stock represented by properly executed proxies, unless these proxies have been properly revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions have been indicated, will be voted “FOR” approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, and, in the best judgment of the individuals named in the accompanying proxy, on any other matters that may properly come before the special meeting. Any proxy may be revoked by the stockholder giving it, at any time before it is voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Landacorp at the address given on the notice of stockholders’ meeting accompanying this proxy statement. A notice of revocation need not be on any specific form, but must be made in writing. Abstentions may be specified with respect to the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby by properly marking the “ABSTAIN” box on the proxy card for such proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby at the special meeting.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the Landacorp board of directors. Landacorp will bear the costs related to the solicitation of proxies. In addition to solicitation by mail, Landacorp’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and Landacorp reserves the right to retain outside agencies for the purpose of soliciting proxies.

Rights of Dissenting Stockholders

     If the merger is consummated, Landacorp stockholders who follow the appropriate procedures, including filing a written demand for appraisal with Landacorp before the taking of the vote on the merger, the Agreement and Plan of Merger and the transactions contemplated thereby at the special meeting, and who do not vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby will be entitled to seek payment of the fair value of their shares of Landacorp common stock.

THE MERGER

Background of the Merger

     Since our initial public offering in February 2000, we have focused our resources on refining our technology and service offerings.

     In December 2002, Landacorp’s board of directors evaluated a number of strategic alternatives that included selling either or both of Landacorp’s care management business and medical management software business.

     In January and February 2003, management of Landacorp met with a number of investment banking firms to select a financial advisor to advise Landacorp in connection with these strategic alternatives. On March 21, 2003, Landacorp formally engaged Covington Associates LLC to act as Landacorp’s financial advisor in this regard and to deliver one or more fairness opinions as needed.

     Covington Associates LLC contacted a total of approximately 54 prospective acquirors in the disease management, healthcare information technology and healthcare services industries for the sale of either or both of Landacorp’s businesses. In April 2003, Covington Associates LLC contacted a director of Welsh, Carson, Anderson & Stowe, a New York-based private equity firm, to discuss which of their portfolio companies would have potential interest in either or both of Landacorp’s businesses. The director recommended that Covington Associates LLC contact SHPS. On April 29, 2003, Chris Covington and Ben Dunn of Covington Associates LLC spoke with David Garner, then Chief Executive Officer of SHPS, and Merle Ryland, Chief Financial Officer of SHPS, to present the opportunity of a potential acquisition of the Landacorp businesses. On April 29, 2003, SHPS executed a non-disclosure agreement with Landacorp and Covington Associates LLC sent SHPS certain informational materials about Landacorp. In June 2003, SHPS expressed an interest in receiving a presentation from the management of Landacorp, however, a meeting was not scheduled until late July due to a change of Chief Executive Officer at SHPS. On July 30, 2003, Eugene Miller, President and Chief Executive Officer of Landacorp, Mark Rapoport, Chief Operating Officer and Chief Financial Officer of Landacorp, and Eugene Santa Cattarina, Chairman of the board of directors of Landacorp, and Mr. Covington and Mr. Dunn conducted a conference call with Mr. Ryland. After the call, SHPS requested a meeting with management of Landacorp and a visit to Landacorp’s Raleigh, North Carolina facilities. On September 4, 2003, Mr. Miller, Mr. Rapoport, Mr. Santa Cattarina, Mr. Covington and other members of Landacorp’s management met in Raleigh with Mr. Ryland and David Nelson, the new Chief Executive Officer of SHPS.

     During the first week of October 2003, SHPS conducted on-site due diligence visits at Landacorp’s Raleigh, North Carolina and Chico, California facilities. Throughout October, additional information was made available to SHPS regarding Landacorp and its operations. On November 4, Landacorp received a non-binding indication of interest from SHPS to purchase Landacorp for cash. On November 11, 2003, Mr. Covington and Mr. Dunn met with Mr. Ryland and Udit Nagar, the Vice President of Corporate Finance of SHPS, to discuss the initial SHPS indication of interest. On November 18, 2003, Landacorp received a revised non-binding indication of interest from SHPS. In addition to the discussions with SHPS, Landacorp received two non-binding indications of interest for Landacorp’s care management business between September 30 and November 10, 2003, and two non-binding indications of interest for Landacorp’s medical management software business between November 18 and 26, 2003. Covington Associates LLC then went back to each party, including SHPS, that had indicated interest in the acquisition of Landacorp or either of its businesses and asked them for best and final non-binding indications of interest. On December 11, 2003, Landacorp’s board of directors met and reviewed all of these non-binding indications of interest. At such meeting, the board of directors determined that Landacorp should attempt to negotiate a transaction with SHPS, and after such meeting, Covington Associates LLC contacted SHPS to continue negotiations.

     On December 23, 2004, Landacorp received a letter of intent from SHPS to acquire Landacorp for cash. The letter of intent also included a “standstill” provision, prohibiting Landacorp, subject to certain exceptions for the exercise of fiduciary duties by members of Landacorp’s board of directors, from soliciting or negotiating with other parties regarding a potential acquisition of Landacorp or one of its businesses. The terms of such letter of intent were, except for the “standstill” provision, not binding on Landacorp or SHPS. After negotiations resulting in a reduction of the “standstill” period to 60 days, SHPS submitted a revised letter of intent. The board then authorized management to execute the letter of intent and to proceed with negotiations with SHPS.

     During the nine weeks following execution of the letter of intent, SHPS conducted detailed due diligence on Landacorp. During the two-week period ending on March 1, 2004, the parties actively negotiated the terms of the Agreement and Plan of Merger.

     At a meeting of Landacorp’s board of directors held on February 25, 2004, representatives of Covington Associates LLC provided the board of directors with an analysis of Covington Associates LLC’s opinion that, based on and subject to the various assumptions and limitations presented, including an assumed range of cash merger consideration per share of Landacorp common stock to be received by Landacorp’s stockholders that included a price of $3.09 per share, the merger is fair to Landacorp’s stockholders, from a financial point of view.

     On February 29, 2004, the Landacorp board of directors met to review the terms of the proposed definitive Agreement and Plan of Merger, including the price per outstanding share of common stock of Landacorp of $3.09 to be received by Landacorp stockholders in the proposed merger. Covington Associates LLC confirmed and delivered its opinion of the fairness, from a financial point of view, of this cash consideration to be received by the Landacorp stockholders in the proposed merger. The board of directors unanimously authorized management to execute the definitive Agreement and Plan of Merger and take the necessary actions to consummate the merger and other transactions contemplated thereby. The Agreement and Plan of Merger and Voting Agreement were signed early in the morning on Monday, March 1, 2004, and the transaction was announced to the public before the stock market opened the same day.

Reasons for the Merger

     In reaching its decision to approve the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and merger and to recommend approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby by Landacorp stockholders, the Landacorp board of directors consulted with its management team and advisors and independently considered the proposed Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger. Landacorp’s management team, in recommending the transaction to the Landacorp board of directors, and the Landacorp board of directors, in deciding whether to approve the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and recommend approval and adoption to Landacorp’s stockholders, considered the following factors as reasons that the merger would be beneficial to Landacorp and its stockholders:

•	the financial terms of the merger, including the merger consideration to be paid for the shares of Landacorp common stock;

•	the business, financial condition, results of operations, current business strategy and future prospects of Landacorp, the nature of the markets in which Landacorp operates and its position in such markets;

•	the historical market prices and recent trading activity of Landacorp common stock;

•	management’s view of the prospects for Landacorp’s business, financial projections and growth targets, given their assessment of the current competitive landscape, overall macroeconomic conditions and the related internal and external risks associated with realizing such results;

•	the opinion of Covington Associates LLC that $3.09 per share in cash to be received by the holders of Landacorp common stock pursuant to the merger was fair to them from a financial point of view (See “Opinion of Covington Associates LLC,” below, and the full text of the written opinion of Covington Associates LLC which is attached as Annex C to this proxy statement. Landacorp’s stockholders should read the description of the analysis undertaken by Covington Associates LLC and its opinion carefully and in its entirety.);

•	the fact that over a period of several months, Landacorp had conducted an extensive and thorough process to seek a potential transaction involving either or both of Landacorp’s care management business and medical management software business, including discussions with potential parties to business combinations designed to determine both interest in and the highest value attainable in a transaction with Landacorp or either of its businesses;

•	the fact that the merger consideration consisted entirely of cash and that the Agreement and Plan of Merger contained no financing contingency; and

•	the fact that the merger consideration and the terms and conditions of the Agreement and Plan of Merger were the result of arm’s-length negotiations between Landacorp and SHPS.

     In addition, the Landacorp board of directors considered the fact that consummation of the merger would preclude the Landacorp stockholders from having the opportunity to participate in the future growth prospects of Landacorp, but concluded that the merger nevertheless was beneficial to Landacorp’s stockholders.

     The Landacorp board of directors considered the factors described above as a whole and did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Landacorp board of directors may have given different weight to different factors.

Recommendation of the Board of Directors of Landacorp

     After careful consideration, the Landacorp board of directors has unanimously determined that the terms of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby on substantially the terms and conditions set forth in the Agreement and Plan of Merger are fair to, and in the best interests of, Landacorp’s stockholders and has approved the merger, the Agreement and Plan of Merger and the transactions contemplated thereby on substantially the terms and conditions set forth in the Agreement and Plan of Merger. The Landacorp board of directors unanimously recommends that the stockholders of Landacorp vote “for” the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby on substantially the terms and conditions set forth in the Agreement and Plan of Merger.

Opinion of Covington Associates LLC

     Covington Associates LLC was retained by Landacorp to help market the sale of one or both of Landacorp’s care management business and medical management software business and to render opinions to the Landacorp board of directors as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Landacorp in connection with any such transactions.

     At a meeting of Landacorp’s board of directors held on February 25, 2004, representatives of Covington Associates LLC provided the board of directors with an analysis of Covington Associates LLC’s opinion that, based on and subject to the various assumptions and limitations presented, including an assumed range of cash merger consideration per share of Landacorp common stock to be received by Landacorp’s stockholders that included a price of $3.09 per share, the merger is fair to Landacorp’s stockholders, from a financial point of view. On February 29, 2004, Covington Associates LLC confirmed its analysis and such opinion to Landacorp’s board of directors, and delivered its written opinion dated such date that, based upon and subject to the various assumptions and limitations set forth therein, the $3.09 per share in cash to be received by the holders of Landacorp common stock pursuant to the merger was fair to them from a financial point of view. The full text of the written opinion of Covington Associates LLC, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement, and is incorporated in its entirety into this document by reference. This section is only a summary of the Covington Associates LLC opinion and as a summary is qualified by reference to, and is not a substitute for, the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Covington Associates LLC provided its opinion for the information and assistance of Landacorp’s board of directors in connection with its consideration of the transactions contemplated by the Agreement and Plan of Merger. Covington Associates LLC’s opinion is not a recommendation as to how any holder of Landacorp’s common stock should vote with respect to such transaction.

     Covington Associates LLC’s analyses and opinion were prepared for and addressed to the Landacorp board of directors and are directed only to the fairness, from a financial point of view, of the cash consideration to be received by the stockholders of Landacorp pursuant to the merger as of the date of the opinion and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration to be paid in the merger was determined through negotiations between Landacorp and SHPS and not pursuant to recommendations of Covington Associates LLC.

     In arriving at its opinion, Covington Associates LLC has reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	business and financial information relating to Landacorp and each of its businesses;

•	information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Landacorp furnished to Covington Associates LLC by Landacorp;

•	discussions with members of senior management of Landacorp;

•	market prices and valuation multiples of Landacorp common stock as compared, from a financial point of view, to those of certain publicly traded companies;

•	results of operations of Landacorp as compared with those of certain publicly traded companies;

•	financial terms of the merger as compared to the financial terms of certain other transactions;

•	other alternatives to the merger;

•	interim drafts of the Agreement and Plan of Merger and related documents;

•	discounted cash flow analyses;

•	publicly available information concerning Landacorp (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, press releases, etc. of Landacorp); and

•	such other financial studies and analyses and other matters as Covington Associates LLC deemed necessary.

     In conducting its review and arriving at its opinion, Covington Associates LLC assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Covington Associates LLC for the purposes of the opinion. Covington Associates LLC assumed that the final form of the Agreement and Plan of Merger and related agreements would be substantially similar to the last drafts reviewed by Covington Associates LLC. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, Covington Associates LLC assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Landacorp. Covington Associates LLC did not make any independent valuation or appraisal of the assets or liabilities of Landacorp nor was Covington Associates LLC furnished with any such appraisals.

     As is customary in the rendering of fairness opinions, Covington Associates LLC based its opinion on financial, economic, market and other conditions as in effect on, and the information made available to Covington Associates LLC as of February 25 and 29, 2004. It was understood that, although subsequent developments may affect Covington Associates LLC’s opinion, Covington Associates LLC does not have any obligation to update, revise or reaffirm its opinion. The opinion of Covington Associates LLC expressed in its opinion letter was provided for the information of the Landacorp board of directors. Covington Associates LLC expressed no opinion or recommendation as to how the stockholders of Landacorp should vote with respect to the merger.

     In accordance with customary investment banking practice, Covington Associates LLC employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Covington Associates LLC utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by Covington Associates LLC more fully, you should read the tables together with the related text. The tables alone do not constitute a complete description of the financial analyses utilized by Covington Associates LLC.

     Analysis of Comparable Publicly Traded Companies. Using publicly available and other information, Covington Associates LLC compared selected historical and projected operating and financial data of Landacorp with similar data for selected publicly traded companies engaged in businesses that Covington Associates LLC judged to be comparative to those of Landacorp. The purpose of this analysis was to provide information regarding the fairness from a financial point of view of the proposed cash consideration based upon a comparison of specific financial information of Landacorp with selected comparative public companies. These companies were:

•	American Healthways, Inc.;

•	Cerner Corporation;

•	CorVel Corporation;

•	Matria Healthcare, Inc.;

•	MedQuist, Inc.;

•	NDCHealth Corporation;

•	Option Care, Inc.;

•	Per-Se Technologies, Inc.;

•	ProxyMed, Inc.;

•	Rehabcare Group, Inc.;

•	Renal Care Group, Inc.;

•	The TriZetto Group, Inc.; and

•	VitalWorks, Inc.

     Covington Associates LLC selected these companies because they engage in businesses comparable to those of Landacorp, among other reasons. For each selected publicly traded company, Covington Associates LLC measured publicly available financial performance through the latest available twelve months, as well as financial projections for the calendar years ended December 31, 2003 and December 31, 2004 from the most recent publicly available equity research. Covington Associates LLC calculated the multiples of enterprise value (which Covington Associates LLC defined as diluted equity market value plus total debt, less cash and cash equivalents) to each of earnings before interest, taxes, depreciation and amortization (EBITDA) for the latest 12 months ending September 30, 2003, EBITDA for 2003 and projected EBITDA for 2004; net revenues for the latest 12 months ending September 30, 2003, net revenues for 2003 and projected net revenues for 2004, yielding the ranges as set forth below.

	LTM Net	2003 Net	2004 Net
	Revenues	Revenues	Revenues
High	4.98x	4.98x	3.35x
Median	1.36x	1.39x	1.28x
Low	0.60x	0.61x	0.70x

	LTM	2003E	2004E
	EBITDA	EBITDA	EBITDA
High	46.93x	39.93x	13.18x
Median	10.20x	10.07x	8.57x
Low	5.40x	5.67x	6.27x

     Covington Associates LLC then calculated the multiples of diluted equity market value to each of earnings in the latest 12 months ending September 30, 2003, earnings for 2003 and projected earnings for 2004, yielding the ranges as set forth below.

	LTM Net	2003E Net	2004E Net
	Income	Income	Income
High	62.20x	101.54x	49.25x
Median	29.24x	26.45x	20.01x
Low	12.91x	17.14x	16.08x

     Covington Associates LLC finally calculated a range of price to last twelve months earnings as of September 30, 2003 divided by estimated long-term growth rates for the selected publicly traded companies (P/E/G). The multiples resulting from this analysis ranged from a high of 3.11x to a low of 0.86x with a median of 1.80x.

     Covington Associates LLC then selected a range of multiples for each of the selected financial performance benchmarks and applied these multiples to the respective operating statistics of Landacorp. This analysis yielded an implied value for Landacorp common stock of approximately $2.55 to $4.40 per share.

     Although the selected companies were used for comparative purposes, none of such companies is directly comparable to Landacorp. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of Landacorp or of the companies to which it is being compared.

     Analysis of Selected Comparable Acquisitions. Covington Associates LLC analyzed publicly available financial information relating to selected acquisitions in the business services industry which Covington Associates LLC deemed relevant in evaluating the transaction. Covington Associates LLC analyzed the following transactions:

Acquiror	Target
MIM Corporation	American Disease Management Associates LLC
UnitedHealth Group, Inc.	Lifemark Corporation
TriZetto Group, Inc.	INFOTRUST Company
Misys plc	Sunquest Information Systems, Inc.
OAO Technology Solutions, Inc.	QuadraMed Corporation
Cerner Corporation	Dynamic Healthcare Technologies, Inc.
Accredo Health, Inc.	Gentiva Health Services, Inc.
Matria Healthcare, Inc.	Quality Oncology, Inc.
AdvancePCS, Inc.	Accordant Health Services, Inc.
SHPS, Inc.	eBenX, Inc.
Paradigm Health Corporation	Paidos Health Management Services, Inc.
Cobalt Corporation	Claims Management Services, Inc.
Quovadx, Inc.	CareScience, Inc.
American Healthways, Inc.	StatusOne Health Systems
ProxyMed, Inc.	PlanVista Corporation

     Covington Associates LLC reviewed the consideration paid in the selected transactions based, in the case of transactions in which the consideration was stock, on stock prices on the day prior to the announcement of the transaction, and calculated multiples of total enterprise value represented by that consideration to latest 12 months net revenues and last 12 months EBITDA. After eliminating acquisitions for which information was unavailable or deemed not relevant by Covington Associates LLC, Covington Associates LLC selected a range of multiples for each of the selected financial performance benchmarks and then applied the multiples to the respective operating statistics of Landacorp. This analysis yielded an implied value for Landacorp common stock of approximately $2.92 to $3.27 per share.

     Although the selected transactions were used for comparative purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to Landacorp. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of Landacorp or of the selected companies to which it is being compared.

     Discounted Cash Flow Analysis. Covington Associates LLC utilized Landacorp’s forecasts to perform a discounted cash flow analysis of Landacorp’s projected future cash flows for the period commencing January 1, 2004 and ending December 31, 2008. Using discounted cash flow methodology, Covington Associates LLC calculated the present values of the projected free cash flows for Landacorp. In this analysis, Covington Associates LLC assumed residual growth rate of cash flow from 3.0% to 5.0% of the projected 2008 cash flow and discount rates ranging from 20% to 25%. Covington Associates LLC aggregated (i) the present value of the free cash flows over the applicable forecast period, (ii) the present value of the range of perpetuity values with (iii) Landacorp’s net cash position. The aggregate present value of these items represented the equity value range. The implied range of equity values for Landacorp by the discounted cash flow analysis ranged from approximately $2.73 to $3.50 per share.

     Negative Premiums Paid Analysis. Covington Associates LLC reviewed the negative premiums paid over the trading prices one day, five days, thirty days, sixty days, ninety days and one hundred eighty days prior to the announcement date of forty-two select healthcare and technology transactions since October 2000. The analysis of the forty-two selected transactions with negative premiums indicated that the median premiums by which the transaction prices exceeded the closing stock prices one trading day, five days, thirty days, sixty days, ninety days and one hundred eighty days prior to the announcement date were -15.2%, -9.9%, -12.3%, -9.6% and -33.1%, respectively.

     Stock Trading History. Covington Associates LLC reviewed the historical market prices of Landacorp stock for the 52-week period ended February 27, 2004. For the indicated period, the high and low closing prices of Landacorp common stock were $4.10 and $0.81, respectively. Covington Associates LLC also reviewed the following closing prices of Landacorp common stock over the following periods prior to February 27, 2004 and the related premiums or discounts represented by the cash consideration to be received by holders of Landacorp common stock in the proposed merger:

		Implied
Trading Period	Average Price	Premium/Discount
Current Stock Price (February 27, 2004)	$3.00	3.00%
Previous Month	$3.19	(3.13%)
Previous Three Months	$3.09	0.00%
Previous Six Months	$2.82	9.57%
Last 12 Months	$2.23	38.57%

     The summary set forth above does not purport to be a complete description of all the analyses performed by Covington Associates LLC. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Covington Associates LLC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Covington Associates LLC believes, and has advised the Landacorp board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Covington Associates LLC made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Landacorp. These analyses performed by Covington Associates LLC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of Landacorp, Covington Associates LLC or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by Covington Associates LLC and its opinion were among the factors taken into consideration by the Landacorp board of directors in making its decision to enter into the Agreement and Plan of Merger and should not be considered as determinative of such decision.

     Covington Associates LLC was selected by the Landacorp board of directors to help market the sale of one or both businesses of Landacorp and to render opinions to the Landacorp board of directors because Covington Associates LLC is a nationally recognized investment banking firm and because, as part of its investment banking business, Covington Associates LLC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

     Pursuant to a letter agreement, Landacorp agreed to pay Covington Associates LLC a monthly retainer fee of $7,500 for its services, a success fee of 2.5% of the aggregate purchase price of Landacorp or either of its businesses, as applicable, against which the aggregate retainer fee would be credited, and a fee for rendering the opinion of $50,000 (provided that if the success fee is in excess of $750,000, the success fee will be reduced by the fees paid for the opinion), which is contingent upon receipt and acceptance by Landacorp’s board of directors of the opinion. Regardless of whether a transaction is completed, Landacorp has agreed to reimburse Covington Associates LLC, immediately upon Covington Associates LLC’s request, for up to $25,000 of reasonable out-of-pocket expenses, including reasonable fees and disbursements of Covington Associates LLC’s counsel, and has agreed to indemnify Covington Associates LLC against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Covington Associates LLC, which are customary in transactions of this nature, were negotiated at arm’s length between Landacorp and Covington Associates LLC, and Landacorp’s board of directors was aware of such arrangement, including the fact that Covington Associates LLC’s fee was contingent upon delivery of the opinion.

Interests of Certain Persons in the Merger

     In considering the recommendation of the Landacorp board of directors with respect to the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, stockholders of Landacorp should be aware that members of management and the Landacorp board of directors have particular interests in the merger that are or may be different from, or in addition to, the interests of stockholders of Landacorp generally.

   Stock Ownership

     Some directors and executive officers of Landacorp are beneficial owners of Landacorp common stock. Pursuant to the Agreement and Plan of Merger, shares of Landacorp common stock held by directors and executive officers of Landacorp will be converted into the same merger consideration as will be received by the other stockholders of Landacorp.

   Stock Options

     All unvested stock options to purchase Landacorp common stock, including those held by directors and executive officers of Landacorp, will vest on an accelerated basis upon receipt of notice from Landacorp at least 20 days prior to the consummation of the merger. Many of these options have exercise prices that are less than $3.09. The aggregate amount by which the merger consideration exceeds the exercise price of an aggregate of 535,208 shares underlying such “in the money” stock options held by our directors and executive officers is approximately $1,305,655.

     Pursuant to the merger, each option to purchase shares of Landacorp common stock granted under Landacorp’s Lang and Associates, Inc. Incentive Stock Option Plan and 1995 Incentive Stock Option Plan that remain outstanding and unexercised at the time of consummation of the merger will be converted into an option to purchase either 0.2472 shares of SHPS, Inc. common stock or common units of SHPS Holdings, LLC, as determined in the sole discretion of SHPS. Options under Landacorp’s Capitated Disease Management Services, Inc. Stock Compensation Program and 1998 Equity Incentive Plan that remain outstanding and unexercised at such time will be terminated.

   Indemnification of Officers and Directors

     The officers and directors of Landacorp will continue to be indemnified by the surviving corporation for their acts and omissions as officers and directors of Landacorp, to the extent such indemnification is currently provided, for a period of six years after the closing of the merger. In addition, SHPS and Sonic Acquisition Corp. have agreed, subject to certain restrictions, to use reasonable best efforts to maintain Landacorp’s existing directors and officers insurance for a period of six years after the consummation of the merger; provided that SHPS and Sonic Acquisition Corp. shall not be required to pay in excess of 200% of the premium for such insurance in effect as of March 1, 2004. In lieu of SHPS providing such insurance, Landacorp may also purchase such insurance on a prepaid basis prior to the effective time of the merger as long as the premium cost does not exceed 200% of Landacorp’s current annual premium for such insurance.

   Change of Control Severance Payments and Acceleration of Option Vesting

     Landacorp has an agreement, dated January 2002, with Eugene Santa Cattarina, Chairman of the board of directors of Landacorp, pursuant to which Mr. Santa Cattarina is entitled to receive 100% of his base salary over a period of one year should he be terminated without cause, be required to relocate to a new location 50 miles from his current residence or choose to leave Landacorp following a change of control that results in a material change or decrease in his salary and/or in the level or scope and responsibility of his position. During that one year period, as part of Mr. Santa Cattarina’s severance package, Landacorp will pay the COBRA rates, for the maximum COBRA benefit period, for any medical, dental and/or vision benefit elections in effect prior to his departure. Subject to the terms of the plans, Landacorp may modify or terminate the health benefit plans at any time in its sole discretion. At SHPS’s request, Landacorp and Mr. Santa Cattarina entered into an agreement on February 29, 2004, pursuant to which he agreed to resign his employment with Landacorp immediately after the closing of the merger in exchange for severance payments equal to 100% of his annual base salary plus the amount of the COBRA rates, for the maximum COBRA benefit period, for any medical, dental and/or vision benefits in effect at the time of such closing. Mr. Santa Cattarina has agreed that he will not compete with Landacorp by becoming affiliated with certain competitors of Landacorp, solicit business from customers of Landacorp that is the same or substantially similar to the business conducted by Landacorp, solicit employment of employees of Landacorp, induce or attempt to induce certain business relations of Landacorp to cease or reduce business with Landacorp, or interfere with the business relations of Landacorp for a period of one year following the consummation of the merger. Mr. Santa Cattarina’s options to purchase 33,333 shares of Landacorp common stock will vest in full on an accelerated basis as a result of the merger.

     Landacorp has an agreement with Eugene Miller, President, Chief Executive Officer and Director of Landacorp, pursuant to which Mr. Miller is entitled to receive 100% of his base salary over a period of one year, should he be terminated without cause after the first twelve months of employment with Landacorp. Mr. Miller is required to execute a release in favor of the Company in order to receive this separation package. Mr. Miller’s options to purchase 270,001 shares of Landacorp common stock will vest in full on an accelerated basis as a result of the merger.

     Landacorp has an agreement, dated March 2001, with Mark Rapoport, Chief Operating Officer and Chief Financial Officer of Landacorp, pursuant to which Mr. Rapoport is entitled to receive one year’s base salary plus up to twelve months of COBRA benefits paid by Landacorp, should he choose to leave Landacorp subsequent to a change of control because of a material decrease in the level of scope and responsibility with his position or if he is required to relocate to a new office location that is 50 miles or more from his current residence. At SHPS’s request, Landacorp and Mr. Rapoport entered into an agreement on February 29, 2004, pursuant to which he agreed to resign his employment with Landacorp immediately after the closing of the merger in exchange for severance payments equal to 100% of his annual base salary plus twelve months of COBRA benefits. Mr. Rapoport has agreed that he will not compete with Landacorp, solicit business from customers of Landacorp that is the same or substantially similar to the business conducted by Landacorp, solicit employment of employees of Landacorp, induce or attempt to induce certain business relations of Landacorp to cease or reduce business with Landacorp, or interfere with the business relations of Landacorp for a period of two years following the consummation of the merger. Mr. Rapoport’s options to purchase 172,917 shares of Landacorp common stock will vest in full on an accelerated basis as a result of the merger. On February 29, 2004, at the request of SHPS, the Landacorp board of directors approved a discretionary bonus of $222,789 to be paid to Mr. Rapoport upon the closing of the merger.

     Landacorp has an agreement with Brandon Raines, Senior Vice President, Research & Development and General Manager, Medical Management of Landacorp, pursuant to which Mr. Raines is entitled to receive six months’ base salary should he be terminated due to a change of control. In addition, Mr. Raines’ options to purchase 32,916 shares of Landacorp common stock will vest in full on an accelerated basis as a result of the merger.

     Stock options of Landacorp common stock held by directors Howard Cox, Thomas Stephenson, Jerome Grossman and Bryan Lang will become vested in full on an accelerated basis as a result of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Landacorp Stockholders

     The following is a summary of the United States federal income tax consequences of the merger to Landacorp stockholders whose shares of Landacorp common stock are converted into the right to receive cash in the merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to Landacorp stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, judicial authority and current administrative rules and practice in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. This discussion applies only to Landacorp stockholders who hold shares of Landacorp common stock as capital assets, and does not apply to those who received (i) as compensation, options to acquire shares of Landacorp common stock or (ii) shares of Landacorp common stock in connection with the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not apply to some Landacorp stockholders who may be subject to special treatment under U.S. federal income tax law (such as insurance companies, pass-through entities, tax-exempt organizations, banks and other financial institutions, mutual funds, broker-dealers, “foreign persons” (as defined in Treasury Regulation Section 1.897-9T(c)) except as specifically discussed below, and stockholders who hold Landacorp common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than the United States dollar). The tax consequences of the merger under state, local and foreign law are not discussed and neither are those with respect to any U.S. taxes other than federal income taxes.

     General. The receipt of cash for shares of Landacorp common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a Landacorp stockholder who surrenders shares of Landacorp common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in the shares of Landacorp common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be a long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Backup Withholding. Backup withholding at a 28% rate will apply to all cash payments to which a Landacorp stockholder or other payee is entitled pursuant to the Agreement and Plan of Merger, unless such stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each Landacorp stockholder and, if applicable, each other payee, should complete and sign the IRS Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Persons not eligible to complete an IRS Form W-9 (i.e. foreign stockholders) should supply the appropriate completed and executed IRS Form W-8. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

     The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above and the particular tax effects to you of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and the liabilities assumed at the effective time of the merger.

THE AGREEMENT AND PLAN OF MERGER

     The following is only a summary of the material provisions of the Agreement and Plan of Merger, dated March 1, 2004, by and among Landacorp, SHPS and Sonic Acquisition Corp. and is not complete. The Agreement and Plan of Merger is attached to this proxy statement as Annex A. Please read the Agreement and Plan of Merger in its entirety.

General

     The Agreement and Plan of Merger provides that, following the approval and adoption of the Agreement and Plan of Merger by the stockholders of Landacorp and the satisfaction or waiver of the other conditions to the merger:

•	Sonic Acquisition Corp. will merge with and into Landacorp; and

•	Sonic Acquisition Corp. will cease to exist and Landacorp will continue as the surviving corporation and will be a wholly owned subsidiary of SHPS following the merger.

     As a result of the merger, and as of the effective time of the merger, Landacorp will succeed to and assume all rights and obligations of Sonic Acquisition Corp., in accordance with Delaware law.

Effective Time

     The Agreement and Plan of Merger provides that, subject to the approval and adoption of the stockholders of Landacorp and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of a certificate of merger, in accordance with the relevant provisions of Delaware law, with the Secretary of State of the State of Delaware.

Merger Consideration

     Upon consummation of the merger, each share of outstanding Landacorp common stock (except shares as to which appraisal rights have been properly exercised) will be converted into the right to receive $3.09 in cash, without interest. The shares of Landacorp common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such share immediately prior to the merger will cease to have any rights with respect to such certificate, except the right to receive the merger consideration upon surrender of such certificate.

Treatment of Stock Options

     Under the terms of the Agreement and Plan of Merger, all unvested options to purchase Landacorp common stock will become exercisable on an accelerated basis upon receipt of notice from Landacorp at least 20 days prior to the consummation of the merger. All holders of such options who exercise prior to consummation of the merger will receive cash in the merger in the amount of $3.09 per share of Landacorp common stock. Options granted under Landacorp’s Capitated Disease Management Services, Inc. Stock Compensation Program and 1998 Equity Incentive Plan that remain outstanding and unexercised at the time of the consummation of the merger will be terminated. Each option granted under Landacorp’s Lang and Associates, Inc. Incentive Stock Option Plan and 1995 Incentive Stock Option Plan held by Landacorp employees that remain outstanding and unexercised at the time of consummation of the merger will be converted into an option to purchase either 0.2472 shares of SHPS, Inc. common stock or common units of SHPS Holdings, LLC, as determined in the sole discretion of SHPS, at a price per full SHPS, Inc. share or SHPS Holdings, LLC unit equal to the stated exercise price divided by 0.2472.

Paying Procedures

     SHPS will appoint a paying agent for the purpose of exchanging certificates representing shares of Landacorp common stock for the merger consideration. At the time of the merger, SHPS will deliver to the paying agent the merger consideration to be paid in respect of the shares of Landacorp common stock.

     Do not send in your stock certificates at this time. You will receive a letter of transmittal and further instructions regarding the exchange of your stock certificates shortly after the merger is completed.

     Each record holder of Landacorp common stock will be entitled to receive $3.09 per share in cash upon surrender of the holder’s Landacorp common stock certificate or certificates and a properly executed letter of transmittal to the paying agent. The Landacorp common stock certificate or certificates surrendered will be canceled and the Landacorp common stock certificates will represent only the right to receive $3.09 per share in cash (other than certificates representing shares as to which dissenters’ rights have been properly perfected).

     All cash issued in exchange for certificates of Landacorp common stock will be considered to have been exchanged in full payment for the shares of Landacorp common stock. After the merger, Landacorp’s stock transfer books will not register transfers of shares that were outstanding before the merger. If shares of Landacorp common stock are presented to SHPS after the merger for any reason, the certificates will be delivered to the paying agent where they will be canceled and exchanged for $3.09 per share in cash.

     None of SHPS, Landacorp or the paying agent will be liable to any Landacorp stockholder for any cash delivered to a public official pursuant to abandoned property, escheat or similar laws.

     If any Landacorp common stock certificates are lost, stolen, or destroyed before the merger, the owner of the shares may be required to submit an affidavit of that fact to SHPS. SHPS may also require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has submitted an affidavit and posted a bond acceptable to SHPS, if required, the paying agent will issue to the owner $3.09 per share in cash.

     Any portion of the merger consideration which remains undistributed to the holders of Landacorp common stock for six months after the effective time of the merger, including interest thereon, will be delivered upon request to the surviving corporation, and thereafter such holders shall look to the surviving corporation for payment of the merger consideration.

Directors and Officers

     The Agreement and Plan of Merger provides that the board of directors of the surviving corporation from and after the merger will consist of the directors of Sonic Acquisition Corp. immediately prior to the merger. The Agreement and Plan of Merger further provides that the officers of the surviving corporation from and after the merger will be the officers of Sonic Acquisition Corp. immediately prior to the merger.

Certificate of Incorporation and Bylaws

     The Agreement and Plan of Merger provides that the certificate of incorporation of Sonic Acquisition Corp. in effect immediately before the merger will be the certificate of incorporation of the surviving corporation, except that the certificate of incorporation will be amended to change the name of Sonic Acquisition Corp. to “Landacorp, Inc.,” and the bylaws of Sonic Acquisition Corp. in effect immediately before the merger will be the bylaws of the surviving corporation until later amended in accordance with Delaware law.

Representations and Warranties

     The Agreement and Plan of Merger contains various customary representations and warranties of Landacorp relating to, among other things:

•	its organization, standing and similar corporate matters;

•	its subsidiaries and affiliates;

•	its capital structure and the capital structure of its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the Agreement and Plan of Merger;

•	board of directors and stockholder approvals;

•	the absence of any necessary consents or approvals other than those specified in the Agreement and Plan of Merger;

•	the absence of any conflicts with the charter or bylaws of Landacorp or its subsidiaries;

•	the absence of any conflicts with any of Landacorp’s or it subsidiaries’ contracts or agreements or any violations of law;

•	documents and financial statements filed by Landacorp and its subsidiaries with the Securities and Exchange Commission;

•	the absence of changes of Landacorp and its subsidiaries;

•	the absence of undisclosed liabilities of Landacorp and its subsidiaries;

•	the absence of any pending or threatened litigation against Landacorp and its subsidiaries other than as specified in the Agreement and Plan of Merger;

•	employee arrangements and benefit plans of Landacorp and its subsidiaries;

•	tax matters of Landacorp and its subsidiaries;

•	material contracts of Landacorp and its subsidiaries;

•	ownership and leasing of real and personal property of Landacorp and its subsidiaries;

•	intellectual property of Landacorp and its subsidiaries;

•	labor matters of Landacorp and its subsidiaries;

•	permits and licenses and compliance with law of Landacorp and its subsidiaries;

•	condition of assets of Landacorp and its subsidiaries;

•	customers and suppliers;

•	environmental matters of Landacorp and its subsidiaries;

•	insurance of Landacorp and its subsidiaries;

•	business practices of management of Landacorp and its subsidiaries;

•	accuracy of information in the proxy statement;

•	the existence of a fairness opinion delivered by Covington Associates LLC;

•	the absence of any broker’s, finder’s or investment banker’s fees owed in connection with the transactions contemplated by the Agreement and Plan of Merger, except for those owed to Covington Associates LLC;

•	notes and accounts receivable of Landacorp and its subsidiaries; and

•	potential competing interests of Landacorp and its subsidiaries.

     The Agreement and Plan of Merger also contains various representations and warranties of SHPS and Sonic Acquisition Corp. relating to, among other things:

•	their organization, standing and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the Agreement and Plan of Merger;

•	the absence of any necessary consents or approvals other than those specified in the Agreement and Plan of Merger;

•	the absence of any conflicts with the charter or bylaws of SHPS or the certificate of incorporation or bylaws of Sonic Acquisition Corp. or any applicable law;

•	accuracy of information in the proxy statement;

•	the absence of any broker’s, finder’s or investment banker’s fees owed by SHPS in connection with the transactions contemplated by the Agreement and Plan of Merger; and

•	SHPS’ ability to pay the merger consideration.

Covenants

     During the period from the date of the Agreement and Plan of Merger until the merger, Landacorp has generally agreed to:

•	conduct its business only in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve its present business organizations intact, keep available the service of its respective current officers, employees and consultants and maintain existing relations with customers, suppliers, employees, contractors, distributors and others having material business dealings with it.

     Further, Landacorp has agreed that, among other things and subject to various conditions and exceptions, it will not and will cause its subsidiaries not to, without the prior written consent of SHPS:

•	issue, sell, transfer, dispose of, encumber or pledge any securities of Landacorp, except for options outstanding on the date of the execution of the Agreement and Plan of Merger;

•	amend its certificate of incorporation or bylaws;

•	split, combine, reclassify, subdivide or redeem, or purchase (except pursuant to rights to repurchase from directors, employees and consultants of Landacorp) or otherwise acquire capital stock or equity interests of Landacorp;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

•	incur or assume indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practices or intercompany indebtedness) or issue debt securities;

•	assume, guarantee, endorse or otherwise become liable for the obligations of any other person;

•	make any loans, advances (other than immaterial advances for Landacorp business expenses relating to Landacorp purposes consistent with policies and past practice of Landacorp) or capital contributions to, or investments in, any other person;

•	acquire any corporation, partnership, or other business organization or any equity interest therein;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than in the ordinary course of business consistent with past practices;

•	change the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants;

•	enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan;

•	make any loans to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any such person;

•	pay or arrange for payment of any pension, retirement allowance or other employee benefit or pay or make arrangement to pay or make arrangement for payment to any officers, directors, employees or affiliates relating to any unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;

•	except as required pursuant to the terms of its benefit plans, adopt, pay, grant, issue, accelerate or accrue salary or other payments pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employee or consulting agreement for the benefit of any past or present officer, director or employee;

•	amend in any material respect any existing employee or service provider plan, agreement or arrangement except as required by law;

•	modify, amend or terminate any material contract by which Landacorp or its subsidiaries or their respective assets may be bound;

•	waive, release or assign any rights or claims under any material contract;

•	enter into any material contract;

•	change any accounting methods except for changes required by generally accepted accounting principles;

•	make or change any tax election, adopt or change any tax accounting method, enter into any closing agreement, settle or consent to any claim or assessment relating to taxes or waive any statute of limitations with respect to such claim or assessment;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practices or claims, liabilities or obligations reflected or reserved against in Landacorp’s financial statements for the period ended September 30, 2003 or incurred since such date in the ordinary course of business consistent with past practice;

•	settle or commence any action, suit, claim, litigation or other proceeding involving $25,000 or, in the aggregate, $50,000;

•	enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim litigation or other proceeding;

•	adopt a plan of complete of partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than the merger;

•	take any action that could reasonably be expected to result in the conditions to the merger contained in the Agreement and Plan of Merger not being satisfied;

•	other than amounts due Covington Associates LLC and the fees and expenses of Landacorp’s legal counsel, make any capital expenditure other than as and in the amounts reflected in Landacorp’s 2004 budget; and

•	enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention of doing the foregoing.

Conditions to the Merger

     The obligations of Landacorp, SHPS and Sonic Acquisition Corp. to consummate the merger are subject to the satisfaction or waiver of various conditions, including that:

•	the merger, the Agreement and Plan of Merger and the transactions contemplated thereby shall have been approved and adopted by the stockholders of Landacorp at the special meeting;

•	there shall not have been enacted, promulgated or issued any law which prohibits the consummation of the merger and there shall be no order or injunction of a governmental entity in effect prohibiting the consummation of the merger; and

•	there shall have been obtained all required consents, approvals, waivers and authorizations from governmental entities, and all waiting periods required by governmental entities (including under the Hart-Scott-Rodino Antitrust Improvements Act) shall have expired.

     The obligations of SHPS and Sonic Acquisition Corp. to effect the merger are also subject to satisfaction of the following conditions:

•	the representations and warranties of Landacorp contained in the Agreement and Plan of Merger shall be true and correct as though made on and as of the date of the closing of the merger (unless the representation or warranty speaks as of a specified date, in which case it shall be true and correct on such date), except where the failure of such representation and warranty to be true and correct would not reasonably be expected to have a material adverse effect;

•	Landacorp shall have performed or complied in all material respects with all agreements, covenants and conditions contained in the Agreement and Plan of Merger required to be performed or complied with by Landacorp;

•	no event shall have occurred since the date of the Agreement and Plan of Merger which has had or would reasonably be expected to have a material adverse effect on Landacorp;

•	Landacorp shall have obtained consents, approvals, waivers and authorizations from third parties which, if not obtained, would reasonably be likely to have a material adverse effect on Landacorp, and, in addition, Landacorp shall have obtained the consents, approvals, waivers and authorizations required in connection with the merger under customer contracts representing aggregate revenue for the year ended December 31, 2003 of at least $1,650,000;

•	no action shall have been taken, or law or order of a governmental entity in effect, that imposes a condition or restricts SHPS or Sonic Acquisition Corp. that would reasonably be expected to have a material adverse effect on SHPS or its subsidiaries after the consummation of the merger; and

•	the number of dissenting shares shall constitute no greater than 10% of the total number of Landacorp shares outstanding at the time of the merger.

     The obligations of Landacorp to effect the merger are further subject to the following conditions:

•	the representations and warranties of SHPS and Sonic Acquisition Corp. contained in the Agreement and Plan of Merger, to the extent qualified by materiality or material adverse effect, shall be true and, to the extent not qualified by materiality or material adverse effect, shall have been true in all material respects, in each case when made and on and as of the date of the closing of the merger as though made on and as of the date of the closing of the merger (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as of such specified date); and

•	SHPS and Sonic Acquisition Corp. shall have performed or complied in all material respects with all agreements and conditions contained in the Agreement and Plan of Merger required to be performed or complied with by them.

Additional Covenants

     Each of Landacorp, SHPS and Sonic Acquisition Corp. have also agreed, subject to conditions and exceptions in the Agreement and Plan of Merger, that:

•	Landacorp shall call and hold a special meeting of its stockholders and as soon as reasonably practicable after the date of the Agreement and Plan of Merger for the purpose of voting on the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and use reasonable best efforts to solicit proxies from its stockholders to obtain the requisite vote for such approval and adoption;

•	as soon as practicable following the date of the Agreement and Plan of Merger, Landacorp will prepare this proxy statement and use reasonable best efforts to furnish the information required by the SEC in connection with the vote of the stockholders of Landacorp in respect of the merger;

•	the Landacorp board of directors shall not withdraw or modify, or propose to withdraw or modify, in any manner adverse to SHPS its recommendation of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, except in connection with an unsolicited, bona fide acquisition proposal if the Landacorp board of directors determines in good faith, after consultation with its financial advisors, that such proposal, if accepted, constitutes or is likely to lead to a superior proposal;

•	each party will give prompt notice to the other of the occurrence of important events;

•	Landacorp will afford SHPS and Sonic Acquisition Corp. and their authorized representatives reasonable access during normal business hours to all officers, employees, agents, properties, books, agreements, and records of Landacorp and its subsidiaries;

•	neither party shall issue any press release or otherwise make any public statements in respect of the merger without the prior consent of the other party, except as required by applicable law or the rules of a national securities exchange or trading market;

•	SHPS and Sonic Acquisition Corp. shall, subject to certain restrictions, use reasonable best efforts to maintain Landacorp’s existing directors and officers insurance for a period of six years after the consummation of the merger; provided that SHPS and Sonic Acquisition Corp. shall not be required to pay in excess of 200% of the premium for such insurance in effect as of March 1, 2004;

•	Landacorp shall enforce and shall not terminate, amend, modify or waive any standstill provision of any standstill or confidentiality agreement between Landacorp and any third party entered into prior to the date of the Agreement and Plan of Merger;

•	each party will use its reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws to consummate the merger and to obtain all requisite approvals and authorizations for the merger;

•	Landacorp’s board of directors shall take all actions necessary to render state takeover statutes that become applicable to the merger after the date of the Agreement and Plan of Merger inapplicable to the merger or Agreement and Plan of Merger; and

•	SHPS and Sonic Acquisition Corp. will do or cause to be done things related to employee matters, including honoring the obligations of Landacorp under the provisions of Landacorp’s employee benefit plans, programs and agreements.

     Landacorp has also agreed not to authorize or permit any officer, director, employee, investment banker, attorney, accountant or other agents of Landacorp to directly or indirectly (i) initiate, solicit or encourage any offers or proposals which constitute, or are reasonably likely to lead, to an acquisition proposal, (ii) enter into any agreement with respect to an acquisition proposal, or (iii) in the event of an unsolicited acquisition proposal, engage in negotiations or discussions with, or provide information or data to, any person relating to any acquisition proposal.

     An “acquisition proposal” is defined in the Agreement and Plan of Merger as an inquiry, offer or proposal regarding any of the following:

•	tender or exchange offer involving Landacorp;

•	a merger, consolidation or other business combination involving Landacorp;

•	the acquisition in any manner of a substantial equity interest in Landacorp or a substantial portion of the business or assets of Landacorp; and

•	a recapitalization or restructuring.

     Nothing, however, will prevent Landacorp or its board of directors from negotiating and participating in discussions concerning an acquisition proposal, if the acquisition proposal was a bona fide written acquisition proposal which the board of directors of Landacorp concludes in good faith, after consultation with its financial advisor or other recognized investment banking firm and legal advisors, and taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Landacorp stockholders from a financial point of view than the merger, and (ii) is fully financed (if consisting of cash), reasonably likely to receive all required governmental approvals on a timely basis and is otherwise reasonably likely to be consummated on the terms proposed.

     Landacorp has agreed to notify SHPS of any acquisition proposal (including a description of the material terms and conditions of the proposal and the person making it) as promptly as practicable. Landacorp has also agreed to terminate any existing activities, discussions or negotiations with any parties conducted before the Agreement and Plan of Merger in respect of any possible acquisition proposal.

     Subject to some exceptions, Landacorp’s board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to SHPS, its approval or recommendation of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby except in connection with a superior proposal and then only upon termination of the Agreement and Plan of Merger.

Termination

   Termination by either Landacorp or SHPS

     The Agreement and Plan of Merger may be terminated, and the merger abandoned, at any time prior to the merger, by mutual written consent of Landacorp and SHPS or by either Landacorp or SHPS if:

•	a court or other governmental entity issues an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger or any of the transactions contemplated thereby;

•	the merger does not close by August 31, 2004, provided, that no party whose failure to fulfill any obligation under the Agreement and Plan of Merger has been the cause of, or resulted in, the failure of the merger to be completed by such date shall have the right to terminate under this provision; or

•	if the required vote of the Landacorp stockholders is not obtained at the special stockholders’ meeting and at or prior to such meeting no party to the voting agreement shall have failed to perform such party’s covenants or breached any representations and warranties in the voting agreement.

   Termination by SHPS

     The Agreement and Plan of Merger may be terminated, and the merger abandoned, at any time prior to the merger, by SHPS:

•	if Landacorp’s board of directors has withdrawn, modified or changed its recommendation of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby in a manner adverse to the merger, SHPS or Sonic Acquisition Corp.;

•	the Landacorp board of directors shall have recommended or approved, or taken a neutral position with respect to, any acquisition proposal for Landacorp made by a third party, as described above under the heading “Additional Covenants;”

•	the Landacorp board of directors shall have failed to affirm its recommendation in respect of the merger within five days of a request to do so by SHPS;

•	Landacorp shall have violated or breached its obligations under the Agreement and Plan of Merger with respect to an acquisition proposal for Landacorp made by a third party;

•	Landacorp breaches any representation or warranty, covenant or other agreement contained in the Agreement and Plan of Merger that does not allow Landacorp to meet the closing conditions of SHPS or Sonic Acquisition Corp., or that cannot be cured within 10 days after notice is provided to Landacorp; or

•	the vote approving and adopting the merger, the Agreement and Plan of Merger and the transactions contemplated thereby shall not have been obtained at the special meeting of Landacorp’s stockholders and at or prior to such meeting a party to the voting agreement (other than SHPS or Sonic Acquisition Corp.) shall have breached or failed to perform any of the covenants or agreements under such agreement or breached any of its representations or warranties under such agreement.

   Termination by Landacorp

     The Agreement and Plan of Merger may be terminated, and the merger abandoned, at any time prior to the merger, by Landacorp:

•	by written notice to SHPS upon a determination by Landacorp’s board of directors following receipt of an acquisition proposal for Landacorp with terms superior to the merger, as determined in good faith by the Landacorp board of directors, as described above under the heading “Additional Covenants;” or

•	if there is a material breach by SHPS or Sonic Acquisition Corp. of any representation, warranty, covenant or agreement contained in the Agreement and Plan of Merger that has not or cannot be cured within 10 days of after giving notice to SHPS.

   Effect of Termination

     Landacorp must pay to SHPS a termination fee in an amount equal to $2,000,000, if:

•	SHPS terminates the Agreement and Plan of Merger for any of the reasons specified above pursuant to which only SHPS may terminate the Agreement and Plan of Merger, other than in connection with a breach by Landacorp of its representations and warranties that is not willful;

•	SHPS terminates the Agreement and Plan of Merger in connection with a willful breach by Landacorp of its representations and warranties; or

•	Landacorp terminates the Agreement and Plan of Merger with respect to an acquisition proposal for Landacorp with terms superior to the merger, as determined in good faith by the Landacorp board of directors.

The termination fee is payable to SHPS: (i) immediately upon a termination in connection with an acquisition proposal for Landacorp with terms superior to the merger, as determined in good faith by the Landacorp board of directors, and (ii) within two business days of a termination for any of the other reasons described above.

     Landacorp must pay to SHPS a termination fee in an amount equal to $1,200,000 upon termination if Landacorp receives an acquisition proposal prior to such termination and:

•	SHPS or Landacorp terminates the Agreement and Plan of Merger due to a failure to close the merger by August 31, 2004; or

•	SHPS or Landacorp terminates the Agreement and Plan of Merger due to a failure to obtain the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby by the stockholders of Landacorp at the special meeting.

In addition, if within one year following the date of termination for the reasons described in this paragraph Landacorp enters into a definitive agreement or letter of intent relating to any acquisition proposal for Landacorp, then Landacorp must pay to SHPS an additional fee of $800,000.

     In the event SHPS terminates the Agreement and Plan of Merger in connection with a breach of a representation and warranty by Landacorp that is not willful, Landacorp will be required to pay up to $700,000 of SHPS’s expenses incurred in connection with the merger and the Agreement and Plan of Merger.

Indemnification of Directors and Officers

     The officers and directors of Landacorp will continue to be indemnified by the surviving corporation pursuant to the terms of Landacorp’s current certificate of incorporation, bylaws or any agreement between Landacorp and such directors and officers for a period of six years after the closing of the merger. In addition, SHPS and Sonic Acquisition Corp. have agreed, subject to certain restrictions, to use reasonable best efforts to maintain Landacorp’s existing directors and officers insurance for a period of six years after the consummation of the merger; provided that SHPS and Sonic Acquisition Corp. shall not be required to pay in excess of 200% of the premium for such insurance in effect as of March 1, 2004.

Amendment

     The Agreement and Plan of Merger may be amended or modified at any time in a writing signed by all parties before or after approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby by Landacorp stockholders at the special meeting but, after such approval and adoption, no amendment shall be made which will require additional approval of Landacorp stockholders under any applicable law without such additional approval.

Expenses

     Each party is responsible for its own costs and expenses incurred in connection with the Agreement and Plan of Merger and the transactions contemplated thereby, except in the case of termination of the Agreement and Plan of Merger because of a breach of Landacorp’s representations and warranties, as described above.

VOTING AGREEMENT

     The following description is a summary of the material provisions of the voting agreement and is not complete. The voting agreement is attached to this proxy statement as Annex B. Please read the form of voting agreement in its entirety.

General

     In response to a condition imposed by SHPS, Greylock IX Limited Partnership, Sequoia 1997 LLC, SQP 1997, Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia International Partners, Thomas Stephenson, Jerome Grossman, Eugene Santa Cattarina, Bryan Lang, Clermont Charitable Trust and Brandon Raines entered into a voting agreement with Landacorp, SHPS and Sonic Acquisition Corp. on March 1, 2004. The parties have agreed, among other things, to vote shares of Landacorp common stock held by them, which represent approximately 40.7% of the shares entitled to vote, in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

Voting and Proxies

     The voting agreement provides that, unless the Agreement and Plan of Merger is terminated, the stockholders will, in person or by proxy, vote the shares of Landacorp stock held by them in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, at any meeting of Landacorp stockholders (or at any adjournment thereof or pursuant to action by written consent) called to approve and adopt the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. They have also agreed to irrevocably appoint SHPS or its designees as that stockholder’s proxy to vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and against actions that would impede or delay the merger.

Prohibited Actions

     Each stockholder who signed a voting agreement has also agreed not to enter into any other voting arrangement or grant a proxy or power of attorney with respect to Landacorp stock held by them or to take any other action that would be inconsistent with their obligations under the voting agreement. In addition, except for limited exceptions, each stockholder has agreed not to sell, assign, encumber or otherwise dispose of shares held by them during the term of the voting agreement. Each such stockholder has agreed not to solicit, initiate, endorse, accept or encourage, or participate in discussions or negotiations relating to, an acquisition proposal for Landacorp, other than in such stockholder’s capacity as an officer or director of Landacorp to the extent permitted by the Agreement and Plan of Merger. Finally, each stockholder has further agreed to cease any discussions ongoing at the time of execution of the voting agreement that are in connection with an acquisition proposal for Landacorp.

RIGHTS OF DISSENTING STOCKHOLDERS

     Assuming the consummation of the merger, if you do not vote your shares of our common stock in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby, you may, under certain conditions, become entitled to be paid the fair value of your shares of our common stock in lieu of receiving the merger consideration of $3.09 per share. Our stock option holders will not be entitled to any such rights in connection with the merger by virtue of holding such stock options.

     The Agreement and Plan of Merger provides that your shares of our common stock outstanding immediately before the effective time of the merger that have not been voted in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby will not be converted into the right to receive $3.09 per share pursuant to the Agreement and Plan of Merger if you validly exercise and perfect statutory appraisal rights with respect to your shares. Notwithstanding the foregoing, your shares will be automatically converted into the right to receive $3.09 per share pursuant to the Agreement and Plan of Merger on the same basis as all other shares of our common stock are converted in the merger when and if you withdraw your demand for appraisal or otherwise become legally ineligible to exercise appraisal rights.

     Because Landacorp is a Delaware corporation, the availability of dissenting stockholders’ appraisal rights for our stockholders is determined by Delaware law, which is summarized below.

     Under Delaware law, if you vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby you will have waived your rights as a dissenting stockholder. We urge you to consult your legal advisor if you are considering exercising appraisal rights.

Appraisal rights under Delaware law

     Under Section 262 of the DGCL, if you do not vote in favor of or consent to the approval and adoption of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and you comply with all other statutory requirements, you will be entitled to elect to have the fair value of your shares judicially determined as of February 29, 2004, the day before the announcement of the terms of the proposed merger, and paid to you in cash.

     You must follow the required procedures set forth in Section 262 of the DGCL exactly or you will lose your appraisal rights.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is provided as Annex D to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect your appraisal rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the meeting, we must notify each of our stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement is that notice to you, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex D. In this proxy statement, we are providing you with 20 days written notice that you and all of our other stockholders are entitled to appraisal rights, as required by the DGCL. Please note that the 20-day time period begins on the date the notice was mailed, not on the date you received it. If you wish to exercise appraisal rights or wish to preserve the right to do so, you should review carefully Section 262. We urge you to consider seeking advice of legal counsel, since your failure to comply fully with the procedures of that Section will result in the loss of your appraisal rights.

     General requirements. If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

•	Written demand for appraisal. You must deliver to Landacorp at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319, a written demand for appraisal of your shares before the vote on the merger at the special meeting (scheduled to be held on __________, __________ ), which demand will be sufficient if it includes your name, mailing address, number of shares of our common stock covered by the demand and notice that you intend to demand the appraisal of your shares.

•	Refrain from voting for the merger. You must not vote in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger, the Agreement and Plan of Merger and the transactions contemplated thereby or abstain from voting on the merger, the Agreement and Plan of Merger and the transactions contemplated thereby.

•	Continuous ownership of Landacorp shares. You must continuously hold your shares from the date you make your demand through the effective time of the merger. If you hold shares of common stock on the date you make the written demand for appraisal but thereafter sell, transfer or otherwise dispose of your shares before the effective time of the merger, you will lose any right to appraisal in respect of the shares.

     Neither voting in person or by proxy against, abstaining from voting on nor failing to vote on the proposal to approve and adopt the merger, the Agreement and Plan of Merger and the transactions contemplated thereby will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.

     Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on his or her stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s common stock.

     If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made by or on behalf of the record owner. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent for one or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners. In such a case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by your nominee.

     Our stockholders should address the written demand to Landacorp, Inc., 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319, Attention: Mark Rapoport, Chief Operating Officer and Chief Financial Officer, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, Attention: Martin J. Waters, Esq.

     Within 10 days after the effective time of the merger, we must notify each stockholder who is entitled to appraisal rights of the approval of the merger, that appraisal rights are available and, if such notice is given on or after the effective time of the merger, the effective time of the merger.

     Within 120 days after the effective time of the merger, but not thereafter, either Landacorp or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights. We are under no obligation to and have no present intent to file a petition for appraisal, and you should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of the shares.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Landacorp, as the company surviving the merger, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger, the Agreement and Plan of Merger and the transactions contemplated thereby and with respect to which demands for appraisal have been received by Landacorp and the aggregate number of holders of such shares. We must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Landacorp, who will then be obligated within 20 days to file in the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder asserting appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the $3.09 per share you would receive pursuant to the Agreement and Plan of Merger if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

     Although we believe that the merger consideration is fair, we make no representation as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of our common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors, including market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.

     Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote such stockholder’s shares of common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger), or receive payment of any consideration provided for in the Agreement and Plan of Merger.

     You may withdraw your demand for appraisal and accept the $3.09 per share merger consideration by delivering to Landacorp a written withdrawal of your demand for appraisal as an acceptance of the merger, except that:

•	any attempt to withdraw such demand made more than 60 days after the effective time of the merger will require our written approval, and

•	no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon the terms as the Delaware Chancery Court deems just.

     If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise appraisal rights, we strongly urge you to consult a legal advisor.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act, and the rules promulgated thereunder, some merger transactions, including this merger, may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and applicable waiting periods have expired. Landacorp and SHPS have filed notification reports with the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act, and expect the applicable waiting period under such Act to expire on or about April 12, 2004, unless the Federal Trade Commission requests additional information. We are not aware of any other material governmental or regulatory approvals required to be obtained in order to consummate the merger.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to Landacorp with respect to beneficial ownership of Landacorp’s common stock as of March 1, 2004 by (i) each stockholder known by Landacorp to be the beneficial owner of more than 5% of Landacorp’s common stock, (ii) each director, (iii) Landacorp’s Chief Executive Officer and four other most highly compensated executive officers whose total salary and bonus for the fiscal year ended December 31, 2003 exceeded $100,000 (collectively, the “Named Officers”), and (iv) all directors and Named Officers as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The number and percentage of shares beneficially owned are based on 16,175,458 shares of common stock outstanding as of March 1, 2004. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of March 1, 2004 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is the same as Landacorp’s.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
Entities affiliated with Bedrock Capital Partners I, LP (1) One Boston Place, Suite 3310 Boston, MA 02108	1,750,000	10.8%
Greylock IX Limited Partnership 880 Winter Street Waltham, MA 02451	2,500,000	15.5%
Sequoia Capital VII (2) 3000 Sand Hill Road, Building 4, Suite 780 Menlo Park, CA 94025	2,500,000	15.5%
Austin W. Marxe and David M. Greenhouse (3) 153 E. 53rd Street New York, NY 10022	2,197,600	13.6%
Eugene Santa Cattarina (4)	1,067,217	6.5%
Bryan Lang (5)	672,384	4.1%
Howard Cox (6) One Federal Street Boston, MA 02110	2,702,500	16.71%
Thomas Stephenson (7) 3000 Sand Hill Road, Building 4, Suite 780 Menlo Park, CA 94025	2,552,500	15.7%
Jerome Grossman, M.D. (8) 72 Spooner Road Chestnut Hill, MA 02617	86,065	*
Mark Rapoport (9)	400,000	2.4%
Eugene Miller (10)	620,000	3.8%
Brandon Raines (11)	168,500	1.0%
All directors and executive officers as a group (12 persons) (12)	12,216,766	75.53%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 1,575,000 shares held by Bedrock Capital Partners I, LP, 87,500 shares held by Credit Suisse First Boston Bedrock Fund, L.P., 6,250 shares held by Chris Paul, 6,250 shares held by Theodore Ridgeway, and 75,000 shares held by the VBW Employee Bedrock Fund, LP. Bedrock General Partner I, LLC is a general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP.

(2)	Includes 2,287,500 shares held by Sequoia Capital VII, 100,000 shares held by Sequoia Technology Partners VII, 46,400 shares held by SQP 1997, 26,100 shares held by Sequoia 1997 LLC and 40,000 shares held by Sequoia International Partners. SC VII-A Management Company LLC is a general partner of Sequoia Capital VII, Sequoia Technical Partners VII and Sequoia International Partners.

(3)	Includes 445,000 shares held by Special Situations Cayman Fund, L.P. and 1,445,900 shares held by Special Situations Fund III, L.P.

(4)	Includes 215,000 shares of common stock exercisable within sixty days of March 1, 2004.

(5)	Includes 30,000 shares of common stock exercisable within sixty days of March 1, 2004 and 78,077 shares of common stock jointly owned by Mr. Lang’s parents.

(6)	Includes 2,500,000 shares held by Greylock IX Limited Partnership, 150,000 shares held by the Clermont Charitable Trust, and 52,500 shares of common stock exercisable within sixty days of March 1, 2004. Mr. Cox is a general partner of Greylock IX GP Limited Partnership, which is a general partner of Greylock IX Limited Partnership. Mr. Cox disclaims beneficial ownership of the shares held by Greylock IX Limited Partnership, except to the extent of his direct pecuniary interest in the shares, and by the Clermont Charitable Trust.

(7)	Includes 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in note 2 above, and 52,500 shares of common stock exercisable within sixty days of March 1, 2004. Mr. Stephenson is a managing member of SC VII-A Management Company LLC, the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. Mr. Stephenson disclaims beneficial ownership of the shares held by the entities listed in note 2 above, except to the extent of his direct pecuniary interest in the shares.

(8)	Includes 86,065 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 1, 2004.

(9)	Includes 400,000 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 1, 2004.

(10)	Includes 620,000 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 1, 2004.

(11)	Includes 146,000 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 1, 2004.

(12)	Includes 1,200,815 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 1, 2004. Includes 1,750,000 shares held by Bedrock Capital Partners 1, LP and its affiliates, as listed in note 1 above, 2,500,000 shares held by Greylock IX Limited Partnership, as listed in note 7 above, and 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in note 2 above.

STOCKHOLDER PROPOSALS

     Due to the contemplated closing of the merger, Landacorp does not currently expect to hold a 2004 annual meeting of stockholders because, following the merger, Landacorp will not be a publicly traded company. If the merger is not consummated before the next annual meeting of Landacorp’s stockholders, stockholders may present proposals for inclusion in Landacorp’s proxy statement and consideration at the annual meeting by submitting any stockholder proposals to Landacorp in a timely manner. To be included in the proxy statement for the next annual meeting, Landacorp must have received such stockholder proposals on or before December 31, 2003 that comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder intended to submit a proposal at Landacorp’s 2004 Annual Meeting of Stockholders that is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder failed to give Landacorp notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, but after December 31, 2003 and on or before March 16, 2004, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at Landacorp’s Annual Meeting in 2004.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SHPS HOLDINGS, INC.

SONIC ACQUISITION CORP.

and

LANDACORP, INC.

dated

March 1, 2004

A-i

A-ii

A-iii

Section 9.13	Assignment	42
Section 9.14	No Waiver	42

A-iv

Index of Defined Terms

Defined Term	Section No.
Acquisition Agreement	5.2(c)
Acquisition Proposal	5.2(a)
Agreement	Recitals
Audit	3.13(h)
CERCLIS	3.21(a)(v)
Certificates	2.2(b)
Closing	1.6
Closing Date	1.6
Code	3.12(b)
Company	Recitals
Company Board of Directors	Recitals
Company Disclosure Schedule	Article III
Company Employee	6.8(a)
Company Financial Advisor	3.25
Company Intellectual Property	3.16(d)
Company Material Adverse Change	3.1(a)
Company Material Adverse Effect	3.1(a)
Company SEC Documents	3.8
Company Stockholders Meeting	1.6(i)
Company Subsidiary	3.2(a)
Confidentiality Agreement	5.2(b)
Contract	3.7
D&O Insurance	6.4(b)
Delaware Courts	9.6
DGCL	Recitals
Dissenting Shares	2.3(a)
Effective Time	1.5
Encumbrances	3.2(a)
Environmental Claim	3.21(e)(ii)
Environmental Laws	3.21(e)(i)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	3.7
Financial Statements	3.8
GAAP	3.8
Governmental Entity	3.7
Hazardous Substances	3.21(e)(iii)
HSR Act	3.7
Knowledge	3.2(a)
Material Contract	3.14(a)
Merger	1.4(a)
Merger Consideration	2.1(c)

Index - i

Defined Term	Section No.
NPL	3.21(a)(v)
Option Plans	2.4(a)
Options	2.4(a)
PCI Plan	2.4(a)
Parent	Recitals
Parent Material Adverse Effect	7.2(a)(f)
Parent Plan	6.8(c)
Paying Agent	2.2(a)
Person	3.2(a)
Plans	3.12(a)
Preferred Stock	3.3(a)
Proxy Statement	1.9(a)(ii)
Purchaser	Recitals
Purchaser Common Stock	2.1
Registered Company Intellectual Property	3.16(d)
Representatives	5.2(a)
Required Company Vote	3.6
SEC	1.6
Securities Act	2.4(c)
Shares	Recitals
Subsidiary	3.2(a)
Superior Proposal	5.2(b)
Surviving Corporation	1.4(a)
Tax Authority	3.13(h)
Tax Returns	3.13(h)
Taxes	3.13(h)
Termination Fee	8.2(b)
Title IV Plan	3.12(d)
Transactions	3.4
Voting Agreement	Recitals
Voting Debt	3.3(a)
1994 Plan	2.4(a)
1995 Plan	2.4(a)
1998 Plan	2.4(a)

Index - ii

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated March 1, 2004, by and among SHPS Holdings, Inc., a Delaware corporation (“Parent”), SONIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and Landacorp, Inc., a Delaware corporation (the “Company”).

          WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company deem this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1) taken together advisable and in the best interests of its respective stockholders;

          WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that the consideration to be paid for each of the issued and outstanding shares of common stock par value $0.001 per share, of the Company (the “Shares”) in the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares approve and adopt this Agreement and the Merger, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to Parent’s and the Purchaser’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a Voting Agreement (the “Voting Agreement”), pursuant to which, among other things, such individuals are agreeing to grant to Parent a proxy to vote their respective Shares in favor of the Merger, upon the terms and subject to the conditions set forth therein;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

          Section 1.1 The Merger.

                (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as (the “Surviving Corporation”). The Merger shall have the effects set forth in the DGCL.

               (b) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Landacorp, Inc., until thereafter amended as provided by law and such Certificate of Incorporation.

               (c) The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Landacorp, Inc., until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          Section 1.2 Effective Time. Parent, the Purchaser and the Company shall cause an appropriate Certificate of Merger to be executed and filed as soon as practicable on or after the Closing Date with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as agreed upon by the parties, such time hereinafter referred to as (the “Effective Time”).

          Section 1.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202-3363, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.4 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

          Section 1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement

          Section 1.6 Stockholders’ Meeting; Proxy Statement. The Company shall in accordance with applicable law:

                    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as soon as reasonably practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement;

                    (ii) as promptly as practicable after the execution of this Agreement (and in any event within 10 business days after the date hereof), prepare and file with the United States Securities and Exchange Commission (the “SEC”) a preliminary proxy statement relating to the Merger and this Agreement (but in any event after providing Parent with a reasonable opportunity to review and comment thereon prior to filing) and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to its stockholders as promptly as practicable;

                    (iii) subject to Section 5.2(c), included in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

                    (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation and any other applicable law to effect the Merger.

ARTICLE II

CONVERSION OF SECURITIES

          Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”):

               (a) Each outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               (b) All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

               (c) Each outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $3.09, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

          Section 2.2 Paying Agent.

               (a) Prior to the Effective Time, Parent shall designate an agent reasonably acceptable to the Company (the “Paying Agent”) for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Parent or the Purchaser shall make available to the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

               (b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a customary letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

               (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 2.3 Dissenting Shares.

               (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

               (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

          Section 2.4 Company Option and Equity Plans.

               (a) At least 20 days prior to the Effective Time, the Company shall have taken all necessary actions to notify each holder of unexpired and unexercised options to acquire Shares (“Options”) under the Landacorp, Inc. 1998 Equity Incentive Plan (the “1998 Plan”) that

Options under the Plan will not be assumed and converted by Purchaser, and therefore all Options under that Plan will become 100% vested on the date of such notice and will terminate if not exercised at or prior to the Effective Time. At least 20 days prior to the Effective Time, the Company shall have taken all necessary actions to notify each holder of unexpired and unexercised Options under the Capitated Disease Management Services, Inc. Stock Compensation Program (the “PCI Plan”) that Options under the Plan will not be assumed and converted by Purchaser, and therefore all Options under the PCI Plan will terminate if not exercised at or prior to the Effective Time. At least 20 days prior to the Effective Time, the Company shall have notified each holder of Options under the Lang & Associates, Inc. Incentive Stock Option Plan (the “1984 Plan”) and the 1995 Incentive Stock Option Plan (the “1995 Plan”) of the effect of the Transactions on their Options (as described below) and that all such Option holders may exercise before the Effective Time. Each Option under the 1984 Plan or the 1995 Plan that are not so exercised will be converted to options to purchase 0.2472 common shares or units in SHPS Holdings, LLC or SHPS, Inc., a wholly owned subsidiary of Parent, in the sole discretion of Parent. With respect to any Option to be so converted, (i) the number of common shares or units subject to such Option as converted will be determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by 0.2472, and rounding any fractional share or unit down to the nearest whole share or unit, and (ii) the per share or unit exercise price of such Option as converted will be determined by dividing the exercise price per Share specified in the Option by 0.2472, and rounding the exercise price thus determined up to the nearest whole cent; provided, however, that in the case of any Option to which Section 422 of the Code applies, the adjustments provided for in this Section 2.4(a) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. Such new option shall otherwise be subject to the same terms and conditions as such prior Option. At the Effective Time, (i) all references in the 1984 Plan and the 1995 Plan and in the applicable stock option or other award agreements issued thereunder shall be deemed to refer to Parent,SHPS, Inc., or SHPS Holdings, LLC, as determined by Parent; and (ii) Parent, SHPS, Inc. or SHPS Holdings, LLC shall assume the 1984 Plan and 1995 Plans and all of the Company’s obligations with respect to the Options, subject to this Section 2.4(a). The 1998 Plan, the PCI Plan, the 1995 Plan, and the 1984 Plan are hereafter collectively referred to as the “Option Plans”.

               (b) Prior to the Effective Time, the Company shall have taken all necessary actions so that, not later than immediately before the Effective Time, the last Offering Period under the Landacorp, Inc. 1999 Employee Stock Purchase Plan will end pursuant to the procedure for setting a new Exercise Date in Section 19(c) of that Plan, and the Plan shall have been terminated and made of no further force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in a disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and the Purchaser as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection.

          Section 3.1 Organization.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, or governmental licenses, authorizations, permits, consents or approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, (“Company Material Adverse Change”) or (“Company Material Adverse Effect”) means any change, event or effect, as the case may be, that is materially adverse to (y) the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, or (z) the Company’s ability to consummate the Transactions within the timeframes contemplated by this Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute a Company Material Adverse Effect: (i) any change, event or effect resulting from or arising out of the Company’s performance of its obligations under this Agreement (excluding any change, event or effect resulting from or arising out of the announcement or pendency of the Transactions other than any such change or effect on the Company’s relationships with the customers described in Section 3.1(a) of the Company Disclosure Schedule), (ii) any change, event or effect resulting from or arising out of the changes in economic conditions or conditions in the capital markets in the United States (to the extent that such changes, events or effects do not disproportionately affect the Company or any Company Subsidiary), and (iii) any change, event or effect resulting from or arising out of the changes in the industry in which the Company operates (to the extent that such changes do not disproportionately affect the Company).

               (b) The Company is qualified or licensed to do business and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedule identifies each jurisdiction in which the Company is qualified or licensed to do business.

          Section 3.2 Subsidiaries and Affiliates.

               (a) Section 3.2(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital stock (or other similar equity interests) of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business. All of the outstanding capital stock (or other similar equity interests) of each

Company Subsidiary is (or are) owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever (“Encumbrances”), and is (or are) validly issued, fully paid and nonassessable. As used in this Agreement: the term “Company Subsidiary” means each Person which is a Subsidiary of the Company; the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization. The term “Knowledge” means the actual knowledge, after due inquiry, of all directors of the Company and any Company Subsidiary and Gene Miller, Mark Rapoport, and Brandon Raines, which individuals constitute all of the executive officers of the Company and the Company Subsidiaries.

               (b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction where such qualification or license is necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.2(b) of the Company Disclosure Schedule identifies each jurisdiction in which each Company Subsidiary is qualified or licensed to do business. The Company has heretofore made available or delivered to Parent complete and correct copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of the Company and each Company Subsidiary as presently in effect.

          Section 3.3 Capitalization.

               (a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 8,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of February 27, 2004, (i) 16,175,458 Shares are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no Shares are issued and held in the treasury of the Company, and (iv) a total of 2,759,759 Shares are reserved for issuance upon the exercise of outstanding Options. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be (when and if issued in accordance with the terms of such Options), duly authorized, validly issued, fully paid and non-assessable. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company

Subsidiary issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3(a) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement, understanding or commitment, and (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Company Subsidiary or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Company Subsidiary.

               (b) Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to each Option outstanding as of January 31, 2004, the number of Shares issuable therefor, the Option Plan under which each Option was granted, the extent to which each Option is vested and/or currently exercisable, and the purchase price payable therefor upon the exercise of each such Option. Since January 31, 2004, the Company has not granted or issued any Options. To the Knowledge of the Company, all of the Options have been granted to employees or directors of the Company in the ordinary course of business consistent with past practice. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, to the Knowledge of the Company, all options granted under the Option Plans have been granted pursuant to option award agreements in substantially the forms attached as an exhibit to Section 3.3(b) of the Company Disclosure Schedule.

               (c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

          Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and has the requisite corporate power and authority to perform the transactions provided for or contemplated by this Agreement, including, but not limited to, the Merger (collectively, the “Transactions”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by the Company’s stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to laws of general application relating to bankruptcy, insolvency and relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

          Section 3.5 Board Approvals. The Company Board of Directors at a meeting duly called and held, has (i) determined that each of this Agreement and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (ii) duly and validly approved, adopted and declared advisable this Agreement and the Transactions and taken all other corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Transactions (including each of this Agreement, the Merger and the Voting Agreement) by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any Company Subsidiary does business is applicable to the Transactions (including each of this Agreement, the Merger and the Voting Agreement).

          Section 3.6 Required Vote. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement (the “Required Company Vote”). Neither the Company nor the Transactions are or will be subject to the provisions of Section 2115 of the California General Corporate Law.

          Section 3.7 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Securities Act or state blue sky laws, (B) any filings as may be required under the DGCL in connection with the Merger, (C) any compliance (including any filings or notifications or the expiration of applicable waiting periods) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (D) the filing with the SEC and the NASDAQ Stock Market of a Proxy Statement, (iii) except as set forth in Section 3.7 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation

(each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate, in any material respect, any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) and (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or notifications, or (z) any such violations, breaches, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to (I) have a Company Material Adverse Effect, or (II) materially delay the consummation of the Transactions.

          Section 3.8 Company SEC Documents and Financial Statements. Since December 31, 2000, the Company has timely filed with the SEC all forms, reports, schedules, statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Document complied as to form with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”) (i) have been prepared from, are in accordance with and fairly reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and changes in stockholder’s equity and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

          Section 3.9 Absence of Certain Changes. Except as specifically contemplated by this Agreement, since September 30, 2003, (a) each of the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice, (b) neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Effect, and (c) neither the Company nor any Company

Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

          Section 3.10 No Undisclosed Liabilities. Except for (a) those liabilities fully reflected or reserved against in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, (b) liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since September 30, 2003 or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (c) except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise. As of January 31, 2004, the Company had outstanding indebtedness, comprising all liabilities of the Company and the Company Subsidiaries on a consolidated basis, whether primary or secondary or absolute or contingent (including indebtedness for borrowed money; indebtedness evidenced by notes, bonds, debentures or similar instruments; capital lease obligations; and indebtedness secured by liens on any assets of the Company or any Company Subsidiary), of $750,000.

          Section 3.11 Litigation; Orders. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, (including, without limitation, arbitration proceeding or alternative dispute resolution proceeding) pending or, to the Knowledge of the Company, threatened against or naming as a party thereto the Company or any Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no investigation of any nature pending or threatened against the Company that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No judgement, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any Company Subsidiary or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.12 Employee Benefit Plans; ERISA.

               (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Plans”).

               (b) With respect to each Plan, the Company has heretofore made available or delivered to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code with respect to the three most recent years, the last three actuarial or allocation reports for any plans that are pension plans under Section 3(2) of ERISA, and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

               (c) None of the Plans is, and neither the Company nor any Company Subsidiary or ERISA Affiliate has maintained or contributed to a plan during the last completed six fiscal years that is, subject to Title IV or section 302 of ERISA or Section 412 of the Code.

               (d) No Plan maintained during the last six completed fiscal years is “multiemployer pension plan” within the meaning of section 3(37) of ERISA.

               (e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

               (f) Each Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.

               (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any “pension plan”.

               (h) Except as disclosed in Section 3.12(h) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of section 162(m) or section 280G of the Code or, to the Knowledge of the Company, section 162(a) of the Code.

               (i) Except as specifically described in Section 3.12(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii)

accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               (j) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               (k) None of the Company, any Company Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Company’s Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to section 409 or 502(1) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

               (l) Neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or the Centers for Medicare & Medicaid Services. Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not in accordance with the terms and conditions of the Plans in all material respects.

               (m) No “leased employee,” as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable law regarding the classification of employees and independent contractors.

          Section 3.13 Taxes.

               (a) The Company and all Company Subsidiaries (i) have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material income and other material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (ii) have duly and timely paid in full (or there has been paid on their behalf), or (in the case of any Taxes that are being contested in good faith by appropriate proceedings) have established reserves (in accordance with GAAP) as reflected on the Financial Statements, all income and other material Taxes that are due and payable and for which they are liable.

               (b) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

               (c) No material federal, state, local or foreign Audits are pending with regard to any income or other material Taxes or any income or other material Tax Returns of the Company or any Company Subsidiary and to the best Knowledge of the Company and the Company Subsidiaries no such Audit is threatened.

               (d) The federal income Tax Returns of the Company and the Company Subsidiaries (i) have been examined by the applicable Tax Authorities for all periods through and including the taxable year ended December 31, 2000, or (ii) the applicable statutes of limitation for the assessment of Taxes for such periods have expired and, as of the date hereof no material adjustments have been asserted as a result of such examinations which have not been (x) resolved and fully paid, or (y) reserved on the Financial Statements in accordance with GAAP. None of the Company or any Company Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary.

               (e) Neither the Company nor any Company Subsidiary is a party to any written or oral contract, agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes.

               (f) Neither the Company nor any Company Subsidiary (x) has been a member of any “affiliated group” (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the “parent;” (y) is subject to Treasury Regulation section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the “parent;” or (z) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, operation of law or otherwise.

               (g) The Company is not and has not been a “United States real property holding corporation” (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and the Shares are “regularly traded on an established securities market” for purposes of section 1445(b)(6) of the Code and Treasury Regulation section 1.1445-2(c)(2).

               (h) As used in this Agreement, “Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. “Tax” or “Taxes” means all federal, state, local, and foreign taxes, and other duties or assessments of a similar nature (whether imposed directly or through withholding and including all estimated payments of such taxes, duties or assessments), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. “Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, documents and information returns (and any amendments thereto) that are filed or required to be filed with any Tax Authority.

          Section 3.14 Contracts.

               (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of the following (collectively, the “Material Contracts”):

                    (i) A description of each lease of real or personal property (other than any lease of personal property (A) requiring future payments of less than $50,000, or (B) which is terminable by either the Company or any Company Subsidiary without breach or penalty on less than 61 days prior written notice) to which the Company or any Company Subsidiary is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

                    (ii) All management agreements, employment agreements, consulting agreements, and independent contractor agreements to which the Company or any Company Subsidiary is a party (other than any agreement which (A) provides for future payments of less than $50,000, or (B) which is terminable by the Company or any Company Subsidiary without breach or penalty on less than 61 days prior written notice);

                    (iii) All guaranties, mortgages, deeds of trusts, indentures and loan agreements, to which the Company or any Company Subsidiary is a party in excess of $50,000;

                    (iv) All Contracts with third party payors and all other Contracts relating to the Company’s or any Company Subsidiary’s service to customers; provided, however, there shall be excluded from the Company Disclosure Schedule any Contract involving payments of less than $50,000 per annum;

                    (v) All Contracts (other than those described in or excepted from clauses (i), (ii), (iii) or (iv)) to which the Company or any Company Subsidiary is a party, or to which the Company or any Company Subsidiary or any of its or their respective assets or properties are subject (other than any Contract or group of related Contracts which requires aggregate payments by the Company or any Company Subsidiary of less than $50,000 in amount per annum); and

                    (vi) All Contracts with stockholders (other than employees who own fewer than 25,000 Shares), directors or officers of the Company or any Company Subsidiary, Contracts containing covenants by the Company or any Company Subsidiary not to compete in any lines of business or commerce, and Contracts for the acquisition, sale or lease of material properties or assets of the Company or any Company Subsidiary (by merger, purchase or sales of assets or stock or otherwise) and all investment joint venture, operating or partnership agreements of the Company or any Company Subsidiary. True and complete copies of all Material Contracts have been provided or made available to the Parent and the Purchaser.

               (b) Each Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound is valid, binding and enforceable and is in full force and effect, except where any failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there are no defaults or breaches thereunder and no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in such a default or breach, except for those breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate any Material Contract whether as a termination for convenience or for default of the Company or any Company Subsidiary thereunder.

               (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, no customer or vendor Contract which would have constituted a Material Contract if in effect as of the date hereof has expired or been terminated since December 31, 2002. Neither the Company nor any Company Subsidiary has been notified in writing that in the event of a sale or change of ownership of the Company or any Company Subsidiary, any of the Material Contracts could reasonably be expected to be terminated or modified in a manner which could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any covenant or agreement which prohibits, limits, restricts or otherwise adversely affects the right of any such entities to provide the services, and at the prices, they currently provide or engage in any other business as a consequence of the Merger.

          Section 3.15 Title to Assets. Each of the Company and the Company Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and assets, free and clear of all Encumbrances, except for Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all real property leases to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.16 Intellectual Property.

               (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                    (i) the Company and each Company Subsidiary own or have the right to use all Company Intellectual Property used by the Company or any Company Subsidiary, or used by any other Person (in a manner consistent with the Contracts with such Person, but excluding the use by any such Person (outside the Company’s Knowledge or control) of Company Intellectual Property in connection with other Intellectual Property, hardware or processes), except as set forth in Section 3.16(a)(i) of the Company Disclosure Schedule;

                    (ii) the conduct of the Company’s and each Company Subsidiary’s business and the use of the Company Intellectual Property by the Company or any Company Subsidiary or by any other Person (in a manner consistent with the Contracts with such Person, but excluding the use by any such Person (outside the Company’s Knowledge or control) of Company Intellectual Property in connection with other Intellectual Property, hardware or processes) in connection therewith, does not infringe, misappropriate, or otherwise violate any Intellectual Property of any third party, and neither the Company nor any Company Subsidiary has received written notice alleging any infringement, misappropriation, or other violation by the Company or any Company Subsidiary (or any Person which uses Company Intellectual Property under valid Contracts) of any Intellectual Property of any third party, except as set forth in Section 3.16(a)(ii) of the Company Disclosure Schedule;

                    (iii) (w) the Company Intellectual Property that is Registered Company Intellectual Property owned by the Company or any Company Subsidiary is to the Knowledge of the Company valid, subsisting, and in full force and effect, (including any applications for Registered Company Intellectual Property), (x) the Company or Company Subsidiaries has properly registered the Registered Company Intellectual Property listed in Section 3.16(a)(iii)(x) of the Company Disclosure Schedule, (y) registrations and applications for Company Intellectual Property owned by the Company or any Company Subsidiary, are subsisting, current, in full force and effect, have not been cancelled, expired, or abandoned; and (z) there are no pending or, to the Knowledge of the Company, threatened challenges to the validity of any Company Intellectual Property owned by the Company or any Company Subsidiary and to the Knowledge of the Company, there is no pending or threatened challenges to the validity of any Company Intellectual Property; and

                    (iv) the Company and each Company Subsidiary has taken reasonable steps to preserve the confidentiality of its trade secrets and other confidential, proprietary information that it (1) is required to maintain as confidential, or (2) reasonably would be expected to maintain as confidential.

               (b) Neither the Company nor any Company Subsidiary has received notice or has Knowledge that any third party is infringing upon, misappropriating, or otherwise violating any Company Intellectual Property owned by the Company or any Company Subsidiary.

               (c) The consummation of the Transactions will not alter or impair the Company’s or any Company Subsidiary’s rights to own or use any Company Intellectual Property.

               (d) Definitions: As used in this Section 3.16:

                    (i) “ Company Intellectual Property” means Intellectual Property used to conduct the business of the Company or any Company Subsidiary as presently conducted.

                    (ii) “Intellectual Property” means (1) all copyrights, including, without limitation, moral rights and rights of attribution and integrity, copyrights in the content contained on any Internet site, and registrations and applications for any of the foregoing; (2) all patents, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing; (3) all rights of publicity and privacy, including but not limited to the use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real persons; (4) all computer programs (whether in source code or object code form), databases, compilations of data, all documentation related to any of the foregoing and the copyrights in all the foregoing; (5) all trademarks, service marks, trade names, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the registrations and applications relating to any of the foregoing; and (6) all trade secrets (as defined under applicable law) including, without limitation, trade secrets of the following nature: financing and marketing information, customer information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies.

                    (iii) “ Registered Company Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, governmental or other public or quasi-public legal authority, including, without limitation, patents, trademarks, and copyrightable works.

          Section 3.17 Labor Matters.

               (a) The Company and each Company Subsidiary are neither party to, nor bound by, any labor or collective bargaining agreement or any other agreement with a labor union and there are no labor or collective bargaining agreements that pertain to any of the employees of the Company or any Company Subsidiary, nor are any such employees represented by any labor organization with respect to such employment. The Company and each Company Subsidiary has good labor relations and there are no controversies, grievances, or arbitrations pending, or to the Knowledge of the Company, threatened between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company does not know of any labor union organizing activities with respect to any employees of the Company or any Company Subsidiary into one or more collective bargaining units.

               (b) The Company and all Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, all laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters, and the collection and payment of withholding or social security taxes and any similar tax, and neither Company nor any Company Subsidiary are engaged in any unfair labor practice except for any noncompliance or practices that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary are delinquent in payments to any employees of the Company or any Company Subsidiary for any services or amounts required to be reimbursed or otherwise paid to such employees.

               (c) Neither the Company, nor any Company Subsidiary, nor any of their respective employees, agents or representatives has committed a material unfair labor practice as defined in the National Labor Relations Act and there is no material unfair labor practice complaint or other allegation of labor law violation against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other Governmental Entity.

               (d) Since September 30, 2003, there has been no and there is no actual labor dispute, strike, lockout slowdown or work stoppage or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

               (e) Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any Company Subsidiary has received notice of any actual or threatened investigation, charge or complaint against Company or any Company Subsidiary with respect to employees pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful employment practice.

               (f) To the Knowledge of the Company no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.18 Compliance with Laws.

               (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have complied in a timely manner with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities which apply to the business, properties or assets of the Company or the Company Subsidiaries, (ii) no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary alleging any violation of any of the foregoing, (iii) all licenses, permits and approvals required under such laws, rules and regulations are in full force and effect and (iv) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing regarding the suspension, revocation or cancellation of any such licenses, permits and approvals.

               (b) The Company and the Company Subsidiaries are and have been in compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, including but not limited to the electronic health care transactions and code sets standards published by the Secretary of the Department of Health and Human Services and the standards for privacy of electronically transmitted individually identifiable health information as published by such Secretary, except where any such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               (c) The Company and the Company Subsidiaries are and have been in compliance with all applicable laws, rules and regulations of all Governmental Entities with respect to the marketing of products and services via electronic or telephonic media or the internet except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.19 Condition of Assets. All of the property, plant and equipment of the Company and each Company Subsidiary has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

          Section 3.20 Customers and Suppliers. Except as set forth in Section 3.20 of the Company Disclosure Schedule, since December 31, 2002, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any material customer or supplier or group of affiliated customers or suppliers nor has any material customer, supplier or group of affiliated customers or suppliers indicated in writing an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary except where any such termination, cancellation or curtailment would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.21 Environmental Matters.

               (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                    (i) the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

                    (ii) there is no pending or, to the Knowledge of the Company, threatened claim, lawsuit, or administrative proceeding against the Company or any Company Subsidiary, under or pursuant to any Environmental Law;

                    (iii) with respect to the real property that is currently owned, leased or operated by the Company or any Company Subsidiary, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property by the Company or any Company Subsidiary, or to the Knowledge of the Company (except that the term “Knowledge” as used in this Section 3.21(a)(iii) shall not require due inquiry), by any other Person;

                    (iv) with respect to real property that was formerly owned, leased or operated by the Company or any Company Subsidiary or any of their predecessors in interest, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property by the Company or any Company Subsidiary, or to the Knowledge of the Company (except that the term “Knowledge” as used in this Section 3.21(a)(iv) shall not require due inquiry), by any other Person during or prior to the Company’s or any Company Subsidiary’s ownership or operation of such real property; and

                    (v) neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (x) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to the Comprehensive Environmental Response, Compensation and

Liability Act, 42, U.S.C. 9601, et seq.; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) has been subject to environmental investigation or remediation.

               (b) Neither the Company nor any Company Subsidiary has received written notice from any Person, including, but not limited to, any Governmental Entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law. Neither the Company nor any Company Subsidiary has received any request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

               (c) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance that is reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed whether contractually or by operation of law.

               (d) Neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, other than in each case exceptions which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (e) The following terms shall have the following meanings for the purposes of this Agreement:

                    (i) “Environmental Laws” shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or worker health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

                    (ii) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of an Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                    (iii) “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

          Section 3.22 Insurance. The Company and the Company Subsidiaries have the policies of insurance set forth in Section 3.22 of the Company Disclosure Schedule. All such policies are in full force and effect, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened in writing, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed, in writing, by the underwriters of such policies or arrangements, (c) neither the Company nor any Company Subsidiary has received any written notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary, except where the existence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.23 Certain Business Practices. Neither the Company nor any Company Subsidiary, and no director or executive officer, and, to the Knowledge of the Company, no agent or employee of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          Section 3.24 Information in the Proxy Statement. The Proxy Statement will not, at the time that the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the meeting of the stockholders of the Company to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement, if any, based on information furnished in writing by Parent or the Purchaser for inclusion therein. The Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws.

          Section 3.25 Opinion of Financial Advisor. The Company has received the written opinion of Covington Associates LLC (the “Company Financial Advisor”), dated February 29, 2004, to the effect that, as of such date, the consideration to be received in the Merger by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view, and a copy of such opinion has been delivered to Parent and the Purchaser. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Proxy Statement.

          Section 3.26 Brokers. No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or the Purchaser. True and correct copies of all agreements between the Company and the Company Financial Advisor, including, without limitation, any fee arrangements, are included in Section 3.26 of the Company Disclosure Schedule.

          Section 3.27 Notes and Accounts Receivable. All notes and accounts receivable of the Company and any Company Subsidiary shown on the Financial Statements or thereafter acquired by the Company or any Company Subsidiary have been collected or are current and are collectible in the ordinary course (in the case of any such note, in accordance with its terms, and in the case of any such account, within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s and each Company Subsidiary’s books, less the allowance for uncollectible accounts provided in the Financial Statements as such allowances may have been adjusted on the Company’s and each Company Subsidiary’s books in the ordinary course of business to date, which adjustments of allowances, if any, are disclosed in Section 3.27 of the Company Disclosure Schedule. No note or account receivable of the Company or any Company Subsidiary is subject to an asserted counterclaim or set-off which if successful could, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          Section 3.28 Affiliate/Potential Competing Interests. Except as disclosed in Section 3.28 of the Company Disclosure Schedule, no officer, director, or principal stockholder of the Company or any of the Company Subsidiaries or any individual in such officer’s or director’s or principal stockholder’s immediate family is a party to any agreement, contract, commitment or transaction with the Company or any of the Company Subsidiaries or has any interest in any real or personal property used by the Company or any of the Company Subsidiaries, other than benefits provided to or arrangements with employees that are available to similarly situated employees of the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

          Parent and the Purchaser represent and warrant to the Company as follows:

          Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser, as the case maybe, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

          Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Parent and the Purchaser, and by Parent as the sole stockholder of the Purchaser, and no other corporate authority or approval on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

          Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions, or compliance by Parent or the Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of the Purchaser, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any material Contract to which Parent is a party, (c) require any material filing by Parent or the Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filing pursuant to the DGCL, (iii) the filing with the SEC and the NASDAQ Stock Market of (A) the Proxy Statement, (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, or (v) such compliance (including filings or notifications or the expiration of waiting periods) as may be required under the HSR Act), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any the Transactions.

          Section 4.4 Information in the Proxy Statement. None of the information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time of the meeting of stockholders Company to be held in connection with the Merger, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

          Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

          Section 4.6 Financing. Parent has or has access to financial resources sufficient to consummate the Transactions and make the payments described in Article II.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

          Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as (i) expressly contemplated by this Agreement, or (ii) consented to in writing by Parent or Purchaser, after the date hereof, and prior to the earlier of (x) the Effective Time, and (y) the termination of this Agreement in accordance with Article VIII:

               (a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its commercially reasonable efforts to preserve its present business organization intact, to keep available the services of its respective current officers, employees and consultants, and to maintain existing relations with customers, suppliers, employees, contractors, distributors and others having material business dealings with it;

               (b) neither the Company nor any Company Subsidiary shall, (i) directly or indirectly, except with respect to the Company, for the issuance of Shares upon the exercise of the Options outstanding on the date hereof pursuant to the terms of such Options, issue, sell, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or any capital stock or other equity interests of any Company Subsidiary, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Certificate of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire (other than pursuant to the Company’s exercise of its rights to repurchase shares from directors, employees and consultants under agreements disclosed in Section 5.1 of the Company Disclosure Schedule), directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

               (c) neither the Company nor any Company Subsidiary will (i) incur or assume indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practices and intercompany indebtedness) or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances (other than immaterial advances for Company business expenses relating to Company purposes consistent with past practices and Company policy) or capital contributions to, or investments in, any other Person; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than in the ordinary course of business consistent with past practice;

               (d) neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants; (ii) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan; or (iii) make any loans to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

               (e) neither the Company nor any Company Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) except as may be required pursuant to the terms of a Plan as in effect as of the date of this Agreement, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement except as may be required by applicable law;

               (f) neither the Company nor any Company Subsidiary will, (i) modify, amend or terminate any material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound; (ii) waive, release or assign any rights or claims under any of such Contracts; or (iii) enter into any material Contract;

               (g) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it except for such changes required by GAAP or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

               (h) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended September 30, 2003 or incurred since September 30, 2003 in the ordinary course of business consistent with past practice;

               (i) neither the Company nor any Company Subsidiary will (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of $25,000 or, in the aggregate, an amount in excess of $50,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

               (j) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than with respect to Company, the Merger);

               (k) neither the Company nor any Company Subsidiary will take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that could delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms hereof;

               (1) except for the amounts due the Company Financial Advisor under the engagement letter disclosed in the Company Disclosure Schedule and for the reasonable fees and expenses of Wilson, Sonsini, Goodrich & Rosati, neither the Company nor any Company Subsidiary shall make any capital expenditure(s) other than as and in the amounts reflected in the budget for the fiscal year 2004, set forth in Section 5.1(1) of the Company Disclosure Schedule; and

               (m) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

          Section 5.2 No Solicitation.

               (a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to (i) any tender or exchange offer involving the Company, (ii) any proposal for a merger, consolidation or other business combination involving the Company, (iii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company, (iv) any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or (v) any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than the Transactions contemplated by this Agreement (each an “Acquisition Proposal”). Except as provided in Section 5.2(b), the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. The Company shall promptly notify Parent if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions, the material terms and conditions of any offer or proposal and any subsequent changes to such terms and conditions. Any violation of this Section 5.2 by any of the Company’s Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

               (b) Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, dated April 29, 2003, entered into between SHPS, Inc. and the Company (together, the “Confidentiality Agreement”) and may negotiate and participate in discussions and negotiations with such Person in response to a bona fide written Acquisition Proposal first made after the date of this Agreement which the Company’s Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Company’s Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Company’s Board of Directors concludes in good faith, after consultation with the Company Financial Advisor or other recognized investment banking firm and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and Person making the proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and conditions to consummation) (i) is more favorable to the stockholders of the Company from a financial point of view, than the Transactions, and (ii) is fully financed (if consisting of cash), reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. The Company shall promptly, and in any event within one business day following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of the receipt of the same, which notice shall include the name of the Person making such Superior Proposal, the material terms and conditions of such Superior Proposal and any subsequent changes to such terms and conditions. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

               (c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions, to Parent or to the Purchaser, the approval or recommendation by the Company Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company Board of Directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), in each case at any time after the fifth business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company shall not enter into an Acquisition Agreement unless the Company complies with Section 5.2(d). Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be applicable to the Transactions (including each of the Merger and the Voting Agreement).

               (d) The Company may terminate this Agreement and enter into an Acquisition Agreement, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(d), identifying the Superior Proposal and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of five full business days following the delivery of the notice referred to in clause (i) above, Parent does not propose adjustments in the terms and conditions of this Agreement (and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement) which the Company Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) to be as favorable to the Company’s stockholders as such Superior Proposal, and (iii) at least five full business days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(d) and (B) a wire transfer of immediately available funds in the amount of the Termination Fee.

ARTICLE VI

ADDITIONAL AGREEMENTS

          Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Article VII to not be satisfied at any time from the date hereof to the Effective Time and (b) any material failure of the Company, the Purchaser or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

          Section 6.2 Access; Confidentiality. From the date hereof until the Effective Time, upon reasonable notice and subject to the terms of the Confidentiality Agreement, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and the Purchaser, reasonable access, during normal business hours to all of its officers, employees, agents, properties, books, Agreements and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. Parent and the Purchaser will hold any information obtained pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder.

          Section 6.3 Publicity. Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to the Transactions or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and except any press release or other announcement regarding an Acquisition Proposal or a Superior Proposal, as to which prior consultation shall not be required.

          Section 6.4 Insurance and Indemnification.

               (a) All rights to indemnification existing in favor of any director or officer of the Company or any Company Subsidiary as provided in their respective Certificates or Articles of Incorporation or Bylaws or in an agreement between any such director or officer and the Company or any Company Subsidiary, which agreement is disclosed on Section 6.4(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

               (b) Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use their respective reasonable best efforts to obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or Purchaser be required to pay aggregate premiums for insurance under this Section 6.4(b) in excess of 200% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $180,000 in the aggregate); provided further, however, that prior to the Effective Time, the Company, with the consent of Parent (which consent shall not be unreasonably withheld), may purchase insurance for such six (6) year period on a prepaid non-cancelable basis, so long as the premium for such three-year period is not in excess of 200% of the per annum premium that the Company currently pays for its existing policy of directors’ and officers’ liability insurance, in which case, Parent shall have no obligations to maintain such insurance.

          Section 6.5 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof.

          Section 6.6 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, Parent, the Purchaser and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to, using their respective reasonable best effort to obtain any requisite approvals, consents, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the Transactions and to fulfill the conditions to the Merger.

          Section 6.7 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Transactions, then the Company Board of Directors shall take all actions necessary to render such statutes inapplicable to the foregoing.

          Section 6.8 Employee Benefits.

               (a) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its Subsidiaries (including, after Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the service with the Company or its Subsidiaries immediately prior to the Closing of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the closing) as service rendered to Parent or its Subsidiaries, as the case maybe, for all purposes; provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan, or (ii) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan. Parent will cause any and all pre-existing condition limitations, eligibility waiting periods under any group health plans of Parent in which such Company Employee and their eligible dependents will participate to be waived. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the Company Subsidiaries from time to time.

               (b) Neither this Section 6.8 nor any other provision of this Agreement shall (i) limit the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees on or after the Closing Date (subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment) or (ii) limit the ability or right of Parent, the Company or any of their Subsidiaries on or after the Closing Date to modify, amend or terminate any Plan or any other employee benefit plan, program or agreement they may maintain or establish or to establish any such plan, program or agreement.

               (c) The Company shall not, during the period prior to the Effective Time, make any written or other communication to its employees relating to employee,

compensation or benefits without the prior approval of Parent, which approval shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS

          Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

               (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Certificate of Incorporation, the Bylaws of the Company, and the DGCL;

               (b) No statute, rule, regulation, order or injunction shall have been enacted, promulgated, or issued by any Governmental Entity which restrains, enjoins, or otherwise prohibits the consummation of the Merger, and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking such law or order; and

               (c) All required consents, approvals, waivers and authorizations of, or declarations or filings with, and all expirations of waiting periods (including under the HSR Act) required from, any Governmental Entity which are necessary for the consummation of the Merger, shall have been filed, have occurred or been obtained and all of the foregoing shall be in full force and effect.

          Section 7.2 Conditions to the Obligations of the Purchaser and Parent. The respective obligations of the Purchaser and Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by the Parent and the Purchaser to the extent permitted by applicable law:

               (a) The representations or warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications as to “materiality” or Company Material Adverse Effect or Company Material Adverse Change set forth therein), in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except that any representations or warranties that speak as of a specified date need only be true and correct as of such specified date) except where the failure of such representations and warranties to be so true and correct (without giving any effect to any qualification as to “materiality” or Company Material Adverse Effect or Company Material Adverse Change set forth therein) would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (b) The Company shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

               (c) Intentionally deleted.

               (d) Since the date of this Agreement, there shall have occurred no event, condition or circumstance which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (e) The Company shall have obtained all consents, approvals, waivers and authorizations of any Person required in connection with or as a result of the Merger, which, if not obtained, would reasonably be likely to have a Company Material Adverse Effect. The Company shall further have obtained the required consents, approvals or waivers described in Section 7.2(e) of the Company Disclosure Schedule.

               (f) There shall not be any action taken, or in effect any applicable law or order of, any Governmental Entity, which imposes any condition or restriction on the Surviving Corporation or its Subsidiaries or Parent and its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect after giving effect to the Merger. As used in the Agreement, (“Parent Material Adverse Effect”) means any change, event or effect, as the case may be, that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, assets or liabilities of Parent and its Subsidiaries, taken as a whole.

               (g) The number of Dissenting Shares shall constitute no greater than 10% of the total number of Shares outstanding immediately prior to the Effective Time.

               (h) The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) through 7.2(d) and Section 7.2(g).

          Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

               (a) The representations and warranties of the Purchaser and Parent contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Purchaser Group pursuant to this Agreement, to the extent qualified by “materiality” or Parent Material Adverse Effect, shall have been true and, to the extent not qualified by “materiality” or Parent Material Adverse Effect, shall have been true in all material respects, in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

               (b) Parent and Purchaser shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing and shall have caused Purchaser to perform or comply in all material respects with all agreements and conditions contained herein required to be performed or complied with by Purchaser prior to or at the time of the Closing.

               (c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

          Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at anytime before the Effective Time, whether before or after stockholder approval thereof:

               (a) By mutual written consent of Parent and the Company;

               (b) By either Parent or the Company (i) if, prior to the Effective Time, a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions (including each of the Merger and the Voting Agreement), or (ii) if the Merger has not been consummated by August 31, 2004; provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by August 31, 2004;

               (c) By Parent, at any time prior to the Effective Time, if (i) the Company Board of Directors or any committee thereof shall have withdrawn, modified, or changed its recommendation in respect of this Agreement, or the Merger in a manner adverse to the Transactions, to Parent or to the Purchaser, (ii) the Company Board of Directors or any committee thereof shall have recommended or approved, or taken a neutral position with respect to, any Acquisition Proposal, (iii) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing, (iv) the Company Board of Directors or any committee thereof shall have failed to affirm its recommendation in respect of the Transactions within five days of a request to do so by Parent, (v) the Company shall have violated or breached any of its obligations under Section 5.2, (vi) the Company shall have breached any representation or warranty contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) and (B) cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice to the Company, (vii) the Company shall have breached any covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b) and (B) cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice to the Company, or (viii) the Company Required Vote is not obtained at the Company Stockholders Meeting and at or prior to the Company Stockholders Meeting any party to the Voting Agreement (other than Purchaser and Parent) shall have breached or failed to perform any of its covenants or agreements under such agreement or breached any of its representations and warranties in such agreement;

               (d) By the Company, at any time prior to the Effective Time, (i) pursuant to and in compliance with Section 5.2(d), or (ii) if Parent or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement and such breach cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice to Parent; or

               (e) By Parent or the Company, if the Required Company Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting and, in either case, at or prior to the Company Stockholders Meeting, no party to the Voting Agreement (other than Purchaser and Parent) shall have breached or failed to perform any of its covenants or agreements under such agreement or breached any of its representations and warranties in such agreement.

          Section 8.2 Notice of Termination; Effect of Termination.

               (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.12 which shall survive such termination) and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.2 and 8.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

               (b) If (i) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(other than under Section 8.1(c)(vi)), (ii) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(vi) because of a willful breach of the representations and warranties of the Company contained in this Agreement, or (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay to Parent a termination fee of $2,000,000 (the “Termination Fee”). The Company shall pay the Termination Fee (1) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i) and (2) within two business days after such termination in the case of a termination pursuant to Section 8.1(c).

               (c) If (i) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(e), and (ii) following the date hereof and prior to such termination there shall have been an Acquisition Proposal publicly announced or otherwise communicated to the senior management or Board of Directors of the Company, then the Company shall pay to Parent 60% of the Termination Fee concurrently with such termination; and if (iii) within one year following the date of termination of this Agreement, the Company enters into a definitive agreement or letter of intent relating to any Acquisition Proposal, then the Company shall pay to Parent the remaining 40% of the Termination Fee concurrently with the execution of such definitive agreement or letter of intent.

               (d) If Parent shall have terminated this Agreement pursuant to Section 8.2(c)(vi) and Parent is not otherwise entitled to the Termination Fee or any portion thereof as provided above, then the Company shall pay Parent the amount of Parent and Purchaser’s documented expenses (including, without limitation, attorneys and accountants fees) incurred in connection with this Agreement or the proposed Transactions, which expenses shall not exceed $700,000 in the aggregate, within two (2) business days following Parent’s delivery of documentation of such expenses.

               (e) The Termination Fee (or any part thereof) and any expenses payable under Section 8.2(d) shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.

ARTICLE IX

MISCELLANEOUS

          Section 9.1 Amendment and Modification. Subject to applicable law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 9.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses.

          Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as United Parcel Service

(providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or the Purchaser, to:

SHPS Holdings, Inc. ATTN: Chief Financial Officer 11405 Bluegrass Parkway Louisville, Kentucky 40299 Facsimile: (502) 263-5680

with a copy to:

Frost Brown Todd LLC ATTN: David L. Beckman, Jr. 400 West Market Street, 32nd Floor Louisville, Kentucky 40202-3363 Facsimile: (502) 581-1087

and

(b)	if to the Company, to:

Landacorp, Inc. 4151 Ashford Dunwoody Road Suite 505 Atlanta, Georgia 30319 Attention: Eugene Miller Facsimile: 404-531-4826

with a copy to:

Wilson Sonsini Goodrich & Rosati 650 Page Hill Road Palo Alto, California 94304 Facsimile: (656) 493-6811 Attention: Martin J. Waters

          Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

          Section 9.6 Jurisdiction. Each of Parent, the Purchaser and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

          Section 9.7 Service of Process. Each of Parent, the Purchaser and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.6 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

          Section 9.8 Specific Performance. Each of Parent, the Purchaser and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and would not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

          Section 9.9 Counterparts. This Agreement maybe executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

          Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Except as provided in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

          Section 9.14 No Waiver. No waiver by any party to this Agreement at any time of a breach by any other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

[remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SHPS HOLDINGS, INC.

By	/s/ Merle A. Ryland

Name: Merle A. Ryland
Title: Corporate VP and CFO

SONIC ACQUISITION CORP.

By	/s/ Merle A. Ryland

Name: Merle A. Ryland
Title: Corporate VP and CFO

LANDACORP, INC.

By	/s/ Eugene Miller

Name: Eugene Miller
Title: President and CEO

ANNEX B

VOTING AGREEMENT

          VOTING AGREEMENT (this “Agreement”), dated as of March 1, 2004, by and among SHPS Holdings, Inc., a Delaware corporation (“Parent”), SONIC Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Purchaser”), and each of the stockholders of Landacorp. Inc., a Delaware corporation (the “Company”), identified on the signature pages hereto (collectively, the “Stockholders” and, individually, a “Stockholder”).

          WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, set forth opposite such Stockholder’s name on Schedule I hereto;

          WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          SECTION 1. Representations and Warranties of the Stockholders.

          Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

          (a) Such Stockholder is the record and beneficial owner of the shares of Common Stock (together with any shares of Common Stock which such Stockholder may acquire at any time on or after the date hereof during the term of this Agreement, the “Shares”) set forth opposite such Stockholder’s name on Schedule I to this Agreement. Schedule I lists separately all options, warrants or other rights to purchase Common Stock issued to such Stockholder (“Options”).

          (b) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (c) This Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound. The consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder.

          (e) The Shares and the certificates representing the Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares, except for any of the foregoing arising under this Agreement.

          SECTION 2. Representations and Warranties of Parent and Purchaser.

          Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to each Stockholder as follows:

          (a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, respectively, and each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 3. Agreement to Vote the Shares.

          Prior to the termination of this Agreement, each Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, the Stockholder shall vote the Shares (a) in favor of the Merger Agreement and the transactions contemplated thereby including, without limitation, the Merger; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the transaction contemplated by the Merger Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries including an Acquisition Proposal; (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to, in writing, by Parent; (iv) any material change in the present capitalization or dividend policy of the Company, except as otherwise agreed to, in writing, by Parent; or (v) any other material change in the Company’s corporate structure or business, except as otherwise agreed to, in writing, by Parent.

          SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

          (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent or Purchaser proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company.

          (b) The Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes any such proxies.

          (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 7 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. If for any reason the proxy granted herein is not irrevocable, then each Stockholder agrees to vote its Shares as instructed by Parent in writing.

          SECTION 5. Transfer of the Shares.

          Prior to the termination of this Agreement, except as otherwise provided herein, no Stockholder shall: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (e) exercise, or give notice of an intent to exercise, any Options unless the Shares underlying such Options become subject to this Agreement upon such Option exercise; or (f) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

          SECTION 6. Acquisition Proposals; Non-Solicitation. No Stockholder shall, directly or indirectly, (i) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing herein shall prevent a Stockholder from acting in his or her capacity as an officer or director of the Company, or taking any action in such capacity (including at the direction of the Company Board of Directors), but only in either such case as and to the extent permitted by Section 5.2(b) of the Merger Agreement. Each Stockholder shall immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal.

          SECTION 7. Termination. This Agreement shall terminate, and neither Parent nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier to occur of (i) the Effective Time, and (ii) the date of termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 8(a), 8(e), 8(f), 8(j), 8(k) and 8(l) of this Agreement shall survive the termination of this Agreement.

          SECTION 8. Miscellaneous.

                    (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as United Parcel Service (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to a Stockholder, at the address set forth opposite such Stockholder’s name on Schedule I hereto:

with a copy to:

Landacorp, Inc. 4151 Ashford Dunwoody Road Suite 505 Atlanta, Georgia 30319 Attention: Eugene Miller Facsimile: 404-531-4826

If to Parent or Purchaser, to:

SHPS Holdings, Inc. 11405 Bluegrass Parkway Louisville, KY 40299 Attention: Facsimile: 502-263-5680

with a copy to:

Frost Brown Todd LLC 400 West Market Street, 32nd Floor Louisville, KY 40202-3363 Attention: David L. Beckman, Jr. Facsimile: 502-581-1087

               (b) Publication. Each Stockholder hereby permits Parent and Purchaser to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

               (c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

               (d) Amendment, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (e) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

               (f) Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

               (g) Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

               (h) Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

               (i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

               (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

               (k) Consent to Jurisdiction. Each of Parent, the Purchaser and the Stockholders hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Courts, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.

               (1) Service of Process. Each of Parent, the Purchaser and the Stockholders irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8(k) hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8(a) hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

               (m) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

******

               IN WITNESS WHEREOF, Parent, Purchaser and each Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SHPS HOLDINGS, INC.

By:	/s/ Merle A. Ryland

Name:	Merle A. Ryland
Title:	Corporate VP and CFO

SONIC ACQUISITION CORP.

By:	/s/ Merle A. Ryland

Name:	Merle A. Ryland
Title:	Corporate VP and CEO

EUGENE SANTA CATTARINA

/s/ Eugene Santa Cattarina

JEROME GROSSMAN

/s/ Jerome Grossman

BRYAN LANG

/s/ Bryan Lang

BRANDON RAINES

/s/ Brandon Raines

THOMAS STEPHENSON

/s/ Thomas Stephenson

SEQUOIA CAPITAL VII
SEQUOIA TECHNOLOGY PARTNERS VII
SEQUOIA INTERNATIONAL PARTNERS

By:	SC VII-A MANAGEMENT, LLC

A California Limited Liability Company,
General Partner of Each

By:		/s/ Thomas Stephenson

Managing Member

CLERMONT CHARITABLE TRUST

By:		/s/ Howard Cox

Howard Cox, Trustee

GREYLOCK IX LIMITED PARTNERSHIP

By:	GREYLOCK IX GP, LIMITED PARTNERSHIP,
Its General Partner

	By:	/s/ Howard Cox

Name: Howard Cox
Title: General Partner

Sequoia 1997 LLC
SQP 1997

By:	/s/ Thomas Stephenson

SCHEDULE I

Name and			Total Shares +
Address	Shares	Options	Options
Eugene Santa Cattarina	852,217	215,000	1,067,217
Bryan Lang	564,307	30,000	594,307
Greylock IX Limited Partnership	2,500,000	0	2,500,000
Clermont Charitable Trust, Howard Cox, Trustee	150,000	0	150,000
Sequoia Capital VII and affiliated entities*	2,500,000	0	2,500,000
Brandon Raines	22,500	146,000	168,500
Jerome Grossman	0	86,065	86,065
Thomas Stephenson	0	52,500	52,500

*Includes Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia International Partners, Sequoia 1997, LLC, SQP 1997

ANNEX C

IT IS UNDERSTOOD THAT THIS LETTER IS FOR THE INFORMATION OF THE BOARD OF DIRECTORS OF LANDACORP, INC. ONLY AND MAY NOT BE USED FOR ANY OTHER PURPOSE, REPRODUCED, SUMMARIZED, DESCRIBED OR REFERRED TO OR GIVEN TO ANY PERSON WITHOUT OUR PRIOR WRITTEN CONSENT. THIS LETTER MAY NOT BE RELIED UPON BY ANY OTHER PARTY.

WE HAVE ASSUMED AND RELIED UPON WITHOUT INDEPENDENT VERIFICATION THE ACCURACY AND COMPLETENESS OF THE INFORMATION PROVIDED TO US BY LANDACORP, INC. AND REVIEWED BY US FOR THE PURPOSE OF THIS OPINION.

February 29, 2004

Board of Directors
Landacorp, Inc.
4151 Ashford Dunwoody Rd., Ste. 505
Atlanta, GA 30319

Gentlemen:

Landacorp, Inc. (“Landacorp” or the “Company”), and SHPS, Inc. (“SHPS”) propose to enter into an Agreement and Plan of Merger (“the Agreement”) pursuant to which SHPS intends to acquire all of the issued and outstanding capital stock of Landacorp in consideration for $3.09 in cash (“the Merger Consideration”) for each Landacorp common share (the “Purchaser Common Stock”). The terms and conditions of the Merger are set forth in more detail in the Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the shareholders of Landacorp.

In arriving at the opinion set forth below, we have among other things:

1.	Reviewed certain business and financial information relating to Landacorp that we have deemed relevant;

2.	Reviewed certain information, including financial forecasts, relations to the business, earnings, cash flow, assets, liabilities and prospects of Landacorp furnished to us by Landacorp;

3.	Conducted discussions with members of senior management of Landacorp concerning the matters described in clauses 1 and 2 above;

4.	Reviewed the market prices and valuation multiples of Landacorp common stock and compared them from a financial point of view with those of certain publicly traded companies that we deemed to be relevant;

5.	Reviewed the results of operations of Landacorp and compared them with those of certain publicly traded companies that we deemed to be relevant;

6.	Compared the financial terms of the Merger with the financial terms of certain other transactions what we deemed to be relevant;

7.	Reviewed other alternatives to the Merger that we deemed to be relevant;

8.	Reviewed the draft of the Agreement dated February 29, 2004

9.	Performed certain discounted cash flow analyses;

10.	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic; and market and monetary conditions; and

11.	Reviewed publicly available information concerning Landacorp which we believe to be relevant to our inquiry (including Annual Reports on form 10-K, Quarterly Reports on Form 10-Q, press releases, etc. of Landacorp).

In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Landacorp. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Landacorp. With respect to the financial forecast information furnished to or discussed with us by Landacorp, we have assumed that they have been reasonably prepared and reflect the best future financial performance of Landacorp. We assume no responsibility to revise or update our opinion if there is a change in the financial condition or prospects of Landacorp from that disclosed or projected in the information we reviewed or in general economic or market conditions. We have assumed that the Merger will be consummated on the terms set forth in the Agreement without waiver or amendment of any of the terms or conditions thereof. We have not considered the tax effects to the shareholders of the Company.

Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to Landacorp in connection with the Merger, pursuant to a limited engagement letter dated March 21, 2003, and will receive a success fee from Landacorp from our services which such success fee is based upon the successful consummation of the Merger. In addition, Landacorp has agreed to indemnify us for certain liabilities arising out of our engagement.

This opinion does not constitute a recommendation to any shareholder of the Company as to whether any such shareholder should vote in favor of the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors as alternatives to the Merger. In rendering this opinion, we have not been engaged to act as a fiduciary of the Company or its shareholders.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the shareholders of Landacorp.

Very truly yours,

/s/ Covington Associates LLC

Covington Associates LLC

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The

Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX A

FORM OF PROXY CARD OF LANDACORP

LANDACORP, INC.

     Proxy solicited on behalf of the board of directors of Landacorp, Inc. for a special meeting of stockholders to be held on ______, __________, ____.

     The undersigned stockholder of Landacorp, Inc., a Delaware corporation (“Landacorp”), hereby appoints Eugene Miller and Mark Rapoport, and either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of common stock, par value $0.001 per share (“Common Stock”), of Landacorp which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on ______, __________, ____, and any adjournments or postponements thereof:

     1.       Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 1, 2004 (the “Agreement and Plan of Merger”), by and among Landacorp, SHPS Holdings, Inc., a Delaware corporation (“SHPS”), and Sonic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SHPS (“Sonic Acquisition”), pursuant to which, among other things, (i) Sonic Acquisition will be merged with and into Landacorp (the “Merger”), with Landacorp continuing as the surviving corporation and (ii) each share of Landacorp Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $3.09 in cash, without interest.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     2.      In the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     The board of directors of Landacorp unanimously recommends that the stockholders of Landacorp vote for the approval and adoption of the Merger, the Agreement and Plan of Merger and the transactions contemplated thereby. In the absence of specific instructions, proxies will be voted for approval and adoption of the Merger and the Agreement and Plan of Merger and in the discretion of the proxy holders as to any other matters.

Signature:

Date: ___________________, 2004

NOTE: Please sign exactly as name appears hereon. When joint tenants hold shares, both owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.